Exhibit 10.1

Execution Version

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY CLAIMS OR INTERESTS.  EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNLESS AND UNTIL SUCH CONSENTING CREDITOR HAS RECEIVED A DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of September 22, 2019, is entered into by and among the following parties: (i) PG&E Corporation and Pacific Gas and Electric Company, as debtors and debtors in possession (each, a “Debtor” and collectively, the “Company” or the “Debtors”) in the Chapter 11 Cases (as defined below), and (ii) each of the undersigned creditors party hereto from time to time solely in each such creditor’s capacity as a holder of Subrogation Claims (as defined below) (including Transferees and Joining Parties (each as defined below), collectively the “Consenting Creditors”), and this Agreement shall not be binding on any such holder in its capacity as the holder of any claim or interest other than a Subrogation Claim.  The Company and the Consenting Creditors are referred to herein as the “Parties” and each individually as a “Party.”  All capitalized terms not defined herein shall have the meanings ascribed to them in the settlement term sheet attached hereto as Exhibit A (the “Settlement Term Sheet”), which Settlement Term Sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein.

RECITALS:

WHEREAS, on January 29, 2019, (the “Petition Date”), the Debtors commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), which Chapter 11 Cases have been consolidated by order of the Bankruptcy Court for procedural purposes only and are being jointly administered under case number 19-30088 (DM);

WHEREAS, as of the date hereof, the Consenting Creditors have asserted certain Subrogation Claims against the Company;

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arms’ length, good-faith negotiations regarding a settlement of the Subrogation Claims against the Company on the terms set forth in the Settlement Term Sheet;

WHEREAS, the Parties have agreed to settle the Subrogation Claims on the terms and conditions set forth herein, and have agreed that the allowance of the Allowed Subrogation Claim Amount (as defined below) will survive the termination of this Agreement in certain circumstances, as expressly set forth herein;

WHEREAS, the Parties have agreed to take certain actions in support of the Settlement on the terms and conditions set forth in this Agreement and the Settlement Term Sheet;

WHEREAS, the Company will be implementing the Settlement through the Plan (as defined below) and certain other transactions as set forth herein and in the Settlement Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the Settlement, the Plan, and the other matters discussed hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating and affirming the accuracy of the Recitals stated above, the Parties, intending to be legally bound, agree as follows:

1.          DEFINITIONS; RULES OF CONSTRUCTION.

(a)          Definitions.  The following terms shall have the following definitions:

“A.B. 1054” means California Assembly Bill No. 1054, approved by the Governor on July 12, 2019.

“Ad Hoc Subrogation Group” means that certain ad hoc group of holders of Subrogation Claims, each in their capacities as such, represented by Willkie Farr & Gallagher LLP, Diemer & Wei LLP and Rothschild & Co US Inc., the members of which are disclosed in that certain Verified Statement of the Ad Hoc Group of Subrogation Claim Holders Pursuant to Bankruptcy Rule 2019 [Dkt. No. 971] as such statement may be amended from time to time.

“Ad Hoc Professionals” means (i) Willkie Farr & Gallagher LLP, (ii) Rothschild & Co. US Inc., (iii) Diemer & Wei LLP, (iv) Kekst and Company Incorporated d/b/a Kekst CNC, and (v) Wilson Public Affairs.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Settlement Term Sheet.

“Aggregate Subrogation Recovery” has the meaning set forth in the Settlement Term Sheet.

“Allowance Termination Notice” has the meaning set forth in Section 5(d) hereof.

“Allowed Subrogation Claim Amount” has the meaning set forth in in Section 4 hereof.

“Alternative Restructuring” has the meaning set forth in Section 2(a)(iii).

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

“Confidential Claims Information” has the meaning set forth in Section 3(a)(vii) hereof.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Creditor Termination Event” has the meaning set forth in Section 5(d) hereof.

“Debtor Termination Event” has the meaning set forth in Section 5(e) hereof.

“Debtors” has the meaning set forth in the preamble hereof.

“Definitive Documents” means (i) the Plan and the Confirmation Order, (ii) the Disclosure Statement and the Disclosure Statement Order, (iii) the Plan Supplement, (iv) the RSA Approval Order, (v) any motions or pleadings filed by the Debtors in the Chapter 11 Cases seeking approval or confirmation of the foregoing, and (vi) any exhibits, appendices, or schedules contemplated by the foregoing clause (i) – (v).

“Disclosure Statement” means the Debtors’ disclosure statement, including any exhibits, appendices, or ballots attached thereto or contemplated thereby, and any procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement and related solicitation materials, including with respect to Section 2(a)(ii) hereof.

“Effective Date” means the effective date of the Plan.

“Estimation Proceedings” means any court proceedings related to the estimation or allowance of IP Claims (in the aggregate) (whether in the Bankruptcy Court, California state court, Federal District Court or any other forum, including any state court proceedings related to the Tubbs Fire).

“Findings and Orders” has the meaning set forth in Section 3(a)(v) hereof.

“Insolvency Termination” has the meaning set forth in Section 5(c) hereof.

“IP Claims” means any Wildfire Claim that is not a Public Entities Wildfire Claim or a Subrogation Claim.

“Joinder” has the meaning set forth in Section 26 hereof.

“Joining Party” has the meaning set forth in Section 26 hereof.

“Non-Cash Recovery” has the meaning set forth in the Settlement Term Sheet.

“Paid Claims” as such term is used herein, means payments and legally recoverable expenses made to or on behalf of insureds in connection with the Wildfires and the insuring agreement between a holder of Subrogation Claims (or an insurer from whom such holder directly or indirectly acquired Subrogation Claims) and its insured, but not including payments of any personal injury or death claims, non-recoverable expenses (including deductibles voluntarily refunded), damages unrelated to the Wildfires and/or arising from the insurer’s negligence or bad faith.  For the avoidance of doubt, Paid Claims shall also include payments and recoverable expenses made by a Claimholder to or for the benefit of insureds in connection with Wildfires required by California law as a result of an insurer’s insolvency.

“Parties” has the meaning set forth in the preamble hereof.

“Person” has the meaning ascribed to such term under section 101(41) of the Bankruptcy Code.

“Petition Date” has the meaning set forth in the recitals hereof.

“Plan” means the Debtors’ joint chapter 11 plan of reorganization, as such may be amended, supplemented, or modified from time to time in accordance with Section 9 hereof.  The draft of the Plan attached hereto as Exhibit B incorporates the terms of the Settlement and otherwise does not adversely affect the Settlement or the rights of the Parties hereto.  The Debtors shall file the Plan with the Bankruptcy Court in the form attached no later than September 23, 2019, which Plan, date, or deadline may be amended, modified, or extended by agreement of the Parties pursuant to Section 9 herein.  For the avoidance of doubt, the Plan and the applicable Definitive Documents shall incorporate the terms of the Settlement including any conditions thereto and all the terms of the Settlement Term Sheet, and shall not otherwise adversely affect the Settlement, or the rights of the Parties to this Agreement.

“Plan Supplement” means the supplement to the Plan to be filed in the Chapter 11 Cases, that includes forms of certain documents effectuating the transaction contemplated in the Plan and shall be filed with the Bankruptcy Court no later than fourteen (14) days prior to the deadline set to file objections to the confirmation of the Plan.

“Public Entities Wildfire Claim” means any Wildfire Claim against the Debtors held by any of the Public Entities (as defined in the Plan), including any Claim pleaded or asserted or that could have been pleaded or asserted by the Public Entities based on the factual allegations set forth in the Public Entities Operative Complaints (as defined in the Plan) or that were filed or could be filed by the Public Entities in connection with the Chapter 11 Cases whether arising under California law or any other applicable law of the United States (state or federal) or any other jurisdiction, in each case whether such claims are absolute or contingent, direct or indirect, known or unknown, foreseen or unforeseen, in contract, tort or in equity, under any theory of law.

“Requisite Consenting Creditors” means, as of any time of determination, Consenting Creditors holding at least 66 2/3% of RSA Claims (measured by dollar amount).

“Reserved Claims” means projected payments relating to Subrogation Claims reserved but not paid, as of the date of measurement.

“RSA Approval Order” means the order, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors, approving the Debtors’ entry into this Agreement, which shall (i) be entered by the Bankruptcy Court no later than the RSA Deadline, and (ii) allow the Subrogation Claims in the aggregate allowed amount of $11 billion pursuant to Bankruptcy Rule 9019 as provided herein.

“RSA Claims” means Subrogation Claims held by Consenting Creditors.

“RSA Deadline” means October 24, 2019, which date may be amended or extended by agreement of the Debtors and the Requisite Consenting Creditors pursuant to Section 9 herein.

“Settlement” has the meaning set forth in the Settlement Term Sheet.

“Settlement Payment Condition” has the meaning set forth in Section 3(a)(iii) hereof.

“Settlement Term Sheet” has the meaning set forth in the recitals hereof.

“Subrogation Claims” has the meaning set forth in the Settlement Term Sheet, and for the avoidance of doubt shall include Paid Claims and Reserved Claims.

“Support Period” means the period commencing on the date the conditions set forth in Section 27 herein have been satisfied and ending on the earlier of (i) termination of this Agreement in accordance with Section 5 hereof, and (ii) the Effective Date.

“Transfer” has the meaning set forth in Section 7(a) hereto.

“Transferee” has the meaning set forth in Section 7(a) hereto.

“Wildfire Claims” means Claims against the Debtors resulting from or in any way relating to the Wildfires.

“Wildfires” means the wildfires listed on Schedule 1 to the Settlement Term Sheet.

(b)          Rules of Construction.  Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, including, for the avoidance of doubt, the Settlement Term Sheet.  Including shall mean “including without limitation.” Additionally, for all references to written notices or other writings described herein, electronic mail to the Parties as set forth in Section 18 shall be sufficient.  When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iii) the word “or” shall not be exclusive and shall be read to mean “and/or.”  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

2.          COMMITMENT OF THE CONSENTING CREDITORS.

(a)          Affirmative Covenants.  Subject to the terms and conditions hereof, for the duration of the Support Period, each Consenting Creditor shall:

(i)          Support and cooperate with the Debtors to obtain confirmation of the Plan, provided that, notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to (A) create an obligation to (1) take any actions outside the Chapter 11 Cases, or in the Chapter 11 Cases unrelated to the treatment of Subrogation Claims, (2) take actions inconsistent with any legal or contractual obligation or duty that the Consenting Creditor reasonably believes that it has under the law, or (3)  assist the Company in connection with any regulatory or legislative action, or (B) limit the right of a Consenting Creditor to object to a provision of the Plan unrelated to the Settlement or implementation of the Settlement, which objection shall be limited and not seek to preclude or delay confirmation of the Plan;

(ii)          timely vote or cause to be voted (when solicited to do so in accordance with this Agreement after receipt of a Disclosure Statement approved by the Bankruptcy Court and by the applicable deadline for doing so) all of its RSA Claims to accept the Plan, and not to change or withdraw such vote (or cause or direct such vote to be changed or withdrawn) prior to the voting deadline to accept or reject the Plan; provided that such vote may, upon written notice to the Debtors and the other Parties, be revoked (and, upon such revocation, deemed void ab initio) by any Consenting Creditor at any time following the expiration of the Support Period with respect to such Consenting Creditor;

(iii)         timely vote (or cause to be voted) its RSA Claims against any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company other than the Plan (each, an “Alternative Restructuring”);

(iv)         cooperate in good faith with respect to any subpoena served on the holders of the RSA Claims or their counsel (whether prior to or after the effectiveness of this Agreement) in connection with or related to Estimation Proceedings; and

(v)          enter into a joint stipulation with the Debtors in any Estimation Proceedings that (A) informs the relevant court that the Debtors are no longer moving to estimate the Subrogation Claims and (B) withdraws the Consenting Creditors and the Ad Hoc Professionals from any such proceeding (as applicable), without prejudice, when the RSA Approval Order is entered by the Bankruptcy Court.

(b)          Negative Covenants.  Subject to the terms and conditions hereof, for the duration of the Support Period, each Consenting Creditor shall not:

(i)          delay, impede, or take any other action to interfere with the acceptance or implementation of the Plan, including to vote any RSA Claims to reject, the Plan; provided that (A) objecting to a provision of the Plan unrelated to the Settlement or implementation of the Settlement (which objection shall be limited and not seek to preclude or delay confirmation of the Plan), and (B) participating in any ordinary course governmental processes in a manner unrelated to the treatment of Subrogation Claims and the terms of the Settlement, in each case, shall not be deemed to delay, impede, or interfere with confirmation of the Plan; provided that taking any action under either clause (A) or (B) of this Section 2(b)(i) shall not in any way be a basis for a Consenting Creditor to not vote RSA Claims to accept the Plan (it being agreed by the Debtors that the vote of a Consenting Creditor to accept the Plan shall not be deemed to waive or otherwise limit its right to object to a provision of the Plan under clause (A) of this Section 2(b)(i));

(ii)          directly or indirectly, file, propose, support, solicit, assist, encourage, or participate in the formulation of or vote for any Alternative

Restructuring or settlement of the Subrogation Claims other than as set forth herein;

(iii)         take any action to delay, impede, or contest any Estimation Proceedings; or

(iv)         directly or indirectly, encourage any entity to undertake any action prohibited by this Section 2(b).

Nothing in this Agreement shall prohibit any Consenting Creditor from (A) taking any action with regard to any Claims or interests it holds that are not RSA Claims, (B) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, and (C) taking or directing any action to be taken relating to maintenance, protection, preservation or defense of any Claims and interests; provided that, in each case, any such action is not inconsistent with such Consenting Creditor’s obligations hereunder; and nothing in this Agreement shall prohibit any Consenting Creditor from (X) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documents, or (Y) taking any action to oppose any Alternative Restructuring.  For the avoidance of doubt, notwithstanding the foregoing sentence, nothing in this Agreement shall prohibit any Consenting Creditor from taking any action with regard to any administrative expense claims that it holds against the Debtors, or the Debtors from taking any action with respect thereto.

3.          COVENANTS OF THE COMPANY.

(a)          Affirmative Covenants of the Company.  Subject to the terms and conditions hereof, for the duration of the Support Period, the Company shall:

(i)           use commercially reasonable efforts to propose and pursue the Plan and seek the entry of a Confirmation Order, which incorporate the terms of the Settlement including any conditions thereto (including all of the terms hereof relating to the treatment of, and distributions on Subrogation Claims and the Aggregate Subrogation Recovery);

(ii)          use commercially reasonable efforts to support, implement, and complete the Settlement and all transactions contemplated under this Agreement, including incorporating the Settlement into the applicable Definitive Documents;

(iii)         upon entry into any settlement with any holder or holders of IP Claims that fixes the amount or terms for satisfaction of an IP Claim, including with respect to rights against a post-Effective Date trust established for the resolution and payment of such Claims, require, as a condition to payment or other distribution to or for the benefit of such holder pursuant to such settlement or other agreement, that the holder of the IP Claim contemporaneously execute and deliver a release and waiver of any and all claims to the fullest extent permitted by law against all parties in interest in the Chapter 11 Cases, including any potential made-whole claims against present and former holders of

Subrogation Claims, which release shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors. (the “Settlement Payment Condition”);

(iv)         use commercially reasonable best efforts to seek confirmation of the Plan on or prior to automatic termination of this Agreement pursuant to Section 5(b) hereof);

(v)          propose and pursue the Plan and seek entry of a Confirmation Order that contain (and the Plan and Confirmation Order shall contain) the following provisions, findings and orders, as applicable in substantially the form set forth below (the “Findings and Orders”):

(A)          the Bankruptcy Court “has determined that the resolution of the insolvency proceeding provides funding or establishes reserves for, provides for assumption of, or otherwise provides for satisfying any prepetition wildfire claims asserted against the electrical corporation in the insolvency proceeding in the amounts agreed upon in any pre-insolvency proceeding settlement agreements or any post-insolvency settlement agreements, authorized by the court through an estimation process or otherwise allowed by the court;” and

(B)          any settlement or other agreement with any holder or holders of an IP Claim that fixes the amount or terms for satisfaction of an IP Claim, including with a post-Effective Date trust established for the resolution and payment of such claims, shall contain the Settlement Payment Condition;

(vi)         use commercially reasonable efforts to promptly notify or update counsel to the Ad Hoc Subrogation Group upon becoming aware of any of the following occurrences:  (A) a Creditor Termination Event has occurred, or (B) any event that would reasonably be expected to materially impede or prevent implementation of the Settlement;

(vii)        unless the Company obtains the prior written consent of a Consenting Creditor: (A) use the information regarding any Subrogation Claims owned at any time by such Consenting Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (B) except as required by law, rule, or regulation or by order of a court, including the Bankruptcy Court, or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person.  In the event that the Company is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Company shall, to the extent legally permissible, provide affected Consenting Creditors with prompt notice of any such request or requirement so that such Consenting Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section at such Consenting Creditor’s sole cost and expense.  In no event shall this Agreement be construed to impose on a Consenting Creditor an obligation to disclose the price for or terms pursuant to which it acquired or disposed of any Subrogation Claim.  The Company’s obligations under this section shall survive termination of this Agreement;

(viii)       (A) pay the reasonable documented and contractual fees of the Ad Hoc Professionals invoiced following entry of the RSA Approval Order on a monthly basis promptly following receipt of summary invoices; and (B) on the Effective Date, pay or reimburse the members of the Ad Hoc Subrogation Group for the reasonable, documented and contractual professional fees and expenses invoiced through entry of the RSA Approval Order by the Ad Hoc Professionals up to an aggregate amount of $55 million (which cap shall apply to fees and expenses invoiced before and after entry of the RSA Approval Order and which shall include success fees, transaction fees or similar fees);

(ix)         negotiate in good faith to provide each holder of Subrogation Claims the opportunity to receive on account of its Subrogation Claim any equity distribution (other than a rights offering) offered under the Plan on the same terms and at the same valuation as offered to any holder of an unsecured claim (including, an unsecured IP Claim or unsecured IP Claims as a class) in satisfaction of the Allowed Subrogation Claim in lieu of cash;

(x)          enter into a joint stipulation with the Consenting Creditors in any Estimation Proceedings that (A) informs the relevant court that the Debtors are no longer moving to estimate the Subrogation Claims and (B) withdraws the Consenting Creditors and the Ad Hoc Professionals from any such proceeding (as applicable) without prejudice when the RSA Approval Order is entered by the Bankruptcy Court; and

(xi)         cause each of its direct and indirect subsidiaries, whether a Party to this Agreement or not, to comply with the terms of this Agreement as if such entity were a Debtor entity party hereto.

(b)          Negative Covenants of the Company.  Subject to the terms and conditions hereof, for the duration of the Support Period, the Company shall not, directly or indirectly:

(i)          propose, pursue, or support any Plan or Confirmation Order that does not incorporate the terms of the Settlement, including the Findings and Orders, and is not otherwise consistent with the terms hereof;

(ii)          propose, support, solicit, encourage, or participate in any chapter 11 plan or settlement of the Subrogation Claims other than as set forth herein;

(iii)         enter into any settlement with any party or include any provisions in a Plan or Confirmation Order that (A) incorporates any priority of payments or waterfall provision that prioritizes recoveries on any other non-priority unsecured claims ahead of Subrogation Claims, (B) otherwise materially impairs the Debtors’ ability to pay the Aggregate Subrogation Recovery in cash on the Effective Date, or (C) expressly reserves the right of any holder of IP Claims to pursue made-whole claims against holders of Subrogation Claims;

(iv)        directly or indirectly, take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (A) inconsistent with this Agreement or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Plan or the Settlement; or

(v)         directly or indirectly, encourage any entity to undertake any action prohibited by this Section 3(b).

4.          ALLOWED SUBROGATION CLAIM AMOUNT.  The Parties agree to settle the Subrogation Claims for an aggregate allowed claim amount of $11 billion pursuant to Bankruptcy Rule 9019 (the “Allowed Subrogation Claim Amount”).  The Allowed Subrogation Claim Amount, shall be binding in the Chapter 11 Cases, and shall survive termination of this Agreement, except as otherwise expressly provided in this Agreement.  Notwithstanding the allowance of Subrogation Claims as provided herein, the right of the Ad Hoc Subrogation Group to object to proofs of claim filed by individual holders of Subrogation Claims that are not parties to this Agreement shall be expressly reserved.  At any time the Allowed Subrogation Claim Amount remains binding pursuant to the terms hereof, whether prior to or subsequent to the termination of this Agreement, absent the consent of the Requisite Consenting Creditors, the Debtors shall not (a) settle any Subrogation Claims, including with respect to the allowed amount of such Claim, or (b) object to any Subrogation Claim.

5.          TERMINATION.

(a)          Individual Consenting Creditor Termination.  Any individual holder of Subrogation Claims shall be entitled to terminate this Agreement as to itself if the Aggregate Subrogation Recovery is modified.

(b)          Automatic Termination:  This Agreement will terminate automatically if, (i) the Plan is not confirmed by June 30, 2020 (or such later date as may be authorized by any amendment to A.B. 1054), or (ii) the Effective Date does not occur prior to December 31, 2020 (or six months following the deadline for confirmation of the Plan if such deadline is extended by any amendment to A.B. 1054); provided, the deadlines set forth in items (i) and (ii) of the foregoing may be extended by mutual written consent of the Debtors and Consenting Creditors holding at least 51% of the dollar amount of the RSA Claims then party to this Agreement.  For the avoidance of doubt, following a termination pursuant to this Section 5(b) the Allowed Subrogation Claim Amount shall be binding in the Chapter 11 Cases, and shall survive termination of this Agreement.

(c)          Insolvency Termination.  The Requisite Consenting Creditors may terminate this Agreement if, upon the advice of the Ad Hoc Professionals (after consultation with the Debtors’ professionals), they reasonably determine in good faith at any time prior to confirmation of the Plan, that the Debtors are (i) insolvent (whether as a result of judicial findings arising from the Estimation Proceedings, litigation related to the IP Claims, the incurrence of post-petition wildfire liabilities, or otherwise), or (ii) unable to raise sufficient capital to pay the Aggregate Subrogation Recovery in cash and any agreed upon Non-Cash Recovery on the Effective Date; provided that the Debtors shall retain the right to promptly contest any such determination with the dispute to be determined by the Bankruptcy Court whose determination shall be binding for purposes of this Agreement.  If the Requisite Consenting Creditors elect to terminate this Agreement following either of the foregoing determinations, subject to the Bankruptcy Court’s ruling if such determination is disputed by the Debtors, (an “Insolvency Termination”) then the Allowed Subrogation Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims.

(d)          Requisite Consenting Creditors Termination Events.  The Requisite Consenting Creditors may terminate this Agreement, in each case, upon delivery of written notice to the Company at any time after the occurrence of or during the continuation of any of the following events (each, a “Creditor Termination Event”):

(i)          the breach by the Company of any of its obligations, representations, warranties, or covenants set forth in this Agreement;

(ii)         The Debtors at any time either (A) fail to propose and pursue a Plan and Confirmation Order that contain the terms of the Settlement, including the Findings and Orders, and are otherwise consistent with the terms hereof, or (B) propose, pursue or support or announce in writing or in court an intention to propose, pursue or support a Plan or Confirmation Order inconsistent with the terms of the Settlement, the Findings and Orders, or the terms hereof;

(iii)        The Plan proposed and pursued by the Debtors does not treat the IP Claims consistent with the provisions of A.B. 1054;

(iv)        The Bankruptcy Court allows a plan proponent other than the Debtors to commence soliciting votes on a plan other than the Plan incorporating the Settlement, and the Debtors have not already solicited, or are not simultaneously soliciting, votes on the Plan incorporating the Settlement;

(v)         The Bankruptcy Court confirms a plan other than the Plan incorporating the Settlement;

(vi)        The Plan is, or is modified to be, inconsistent with the Settlement;

(vii)       The issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court which has not been stayed), of any statute, regulation, ruling or order declaring the Plan or any material portion thereof (in each case, to the extent it relates to the Settlement or the terms hereof) to be unenforceable or enjoining or otherwise restricting the consummation of any material portion of the Plan (to the extent it relates to the Settlement) or the Settlement, and such ruling, judgment, or order has not been stayed, reversed, or vacated, within fifteen (15) calendar days after issuance;

(viii)      a trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers shall have been appointed in the Chapter 11 Cases; or

(ix)        an order for relief under chapter 7 of the Bankruptcy Code shall have been entered in the Chapter 11 Cases, or the Chapter 11 Cases shall have been dismissed, in each case by order of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors shall have ten (10) days from the receipt of any such written notice of termination from the Requisite Consenting Creditors specifying the purported default or Creditor Termination Event to cure any purported default or Creditor Termination Event under this section and no termination of this Agreement shall be effective unless and until the expiration of such ten (10) day period without such purported default or Creditor Termination Event being waived or cured, provided that such ten (10) day period shall not be applicable to the extent passage of such period would materially impair the rights of Consenting Creditors to object to, vote against, or appear in Court with respect to the Plan, which actions shall be permitted following written notice of termination from the Requisite Consenting Creditors only if the deadline to object to or vote on the Plan, or a court hearing on the Plan, occurs within such ten (10) day period.  The Requisite Consenting Creditors may elect to pursue a higher claim amount by written notice to the Debtors of such election within ten (10) days of termination following a Creditor Termination Event (the “Allowance Termination Notice”).  Following the delivery of an Allowance Termination Notice, the Allowed Subrogation Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims.

(e)          Debtors Termination.  The Debtors may terminate this Agreement by written notice to the Ad Hoc Professionals upon (each, a “Debtor Termination Event”):

(i)          the breach by Consenting Creditors holding at least 5% of the RSA Claims then party to this Agreement (measured either by dollar amount or number of holders) of any of their undertakings, obligations, representations, warranties, or covenants set forth in this Agreement and thereafter the Allowed Subrogation

Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims; or

(ii)         (A) The Bankruptcy Court confirms a plan other than the Plan incorporating the Settlement, or (B) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court which has not been stayed), of any statute, regulation, ruling or order declaring the Plan or any material portion thereof (in each case, to the extent it relates to the Settlement or the terms hereof) to be unenforceable or enjoining or otherwise restricting the consummation of any material portion of the Plan (to the extent it relates to the Settlement) or the Settlement, and such ruling, judgment, or order has not been stayed, reversed, or vacated, within fifteen (15) calendar days after issuance.  For the avoidance of doubt, following a termination pursuant to this Section 5(e)(ii), unless otherwise ordered by a court of competent jurisdiction or governmental entity, the Allowed Subrogation Claim Amount shall be binding in the Chapter 11 Cases, and shall survive such termination of this Agreement, subject to the right of the Requisite Consenting Creditors to deliver an Allowance Termination Notice as set forth above.

Notwithstanding the foregoing, the Consenting Creditors shall have ten (10) days from the receipt of any such written notice of termination from the Debtors specifying the purported default or Debtor Termination Event to cure any purported default or Debtor Termination Event under this section and no termination of this Agreement shall be effective unless and until the expiration of such ten (10) day period without such purported default or Debtor Termination Event being waived or cured.  The Debtor Termination Event set forth in Section 5(e)(i) shall be deemed cured if, ten (10) days after receipt of the termination notice, non-breaching Consenting Creditors then party to this Agreement (A) hold at least 95% of the RSA Claims (in dollar amount), and (B) out number RSA Claim holders breaching this Agreement by a ratio of 19-1.

(f)          Termination Generally.

(i)          No Party may terminate this Agreement based on an event caused by such Party’s own failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions).

(ii)         Upon termination of this Agreement in accordance with this Section 5, all Parties shall be released from any prospective commitments, undertakings, and agreements under or related to this Agreement other than obligations under this Agreement which by their terms expressly survive termination.

(iii)        For the avoidance of doubt, (A) termination of this Agreement shall not relieve any Party of any liability on account of any breach hereof, including any breach of covenants, and the Parties may pursue remedies at law or in equity, (B) without limiting the foregoing, termination does not relieve any Consenting Creditor from liability to any other Consenting Creditor for any intentional or knowing breach hereof, (C) notwithstanding anything herein to the contrary, the delivery of the Allowance Termination Notice to the Debtors shall not be required upon the occurrence of an Insolvency Termination in order for the holders of RSA Claims, the Debtors or other parties in interest to exercise all of their respective rights, including with respect to the amount, future allowability and treatment of all Subrogation Claims, and (D) absent the delivery of an Allowance Termination Notice, the occurrence of an Insolvency Termination, or termination by the Debtors of this Agreement in accordance with Section 5(e)(i) hereof, the Allowed Subrogation Claim Amount, and each holder’s share thereof, shall remain an allowed claim and binding in these Chapter 11 Cases even if a Debtor is in breach of this Agreement.

6.          MUTUAL REPRESENTATIONS, WARRANTIES.

Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party first became or becomes a Party) but, solely with respect to the Company, subject to any limitations or approvals arising from, or required by, the commencement of the Chapter 11 Cases:

(a)          it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)          except as expressly provided in this Agreement or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any governmental authority or regulatory body is required for it to carry out the Settlement contemplated by, and perform its obligations under, this Agreement;

(c)          except as expressly provided in this Agreement, it has all requisite organizational power and authority to enter into this Agreement and to carry out the Settlement contemplated by, and perform its obligations under, this Agreement;

(d)          the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(e)          it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(f)          the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (ii) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation.

7.          TRANSFER OF CLAIMS

(a)      Each Consenting Creditor agrees that it shall not sell, assign, grant, transfer, convey, hypothecate or otherwise dispose of (each, a “Transfer”) any RSA Claims now owned or hereafter acquired, or any option thereon or any right or interest (voting or otherwise) in any or all of its RSA Claims, except to a party that (i) is a Consenting Creditor, or (ii), as a condition subsequent to the effectiveness of any such Transfer, executes and delivers a Transfer Agreement in the form attached hereto as Exhibit C to counsel to the Ad Hoc Subrogation Group, the Company, and to Weil, Gotshal & Manges LLP no more than five (5) Business Days after the settlement of the relevant Transfer (a “Transferee”), and any such RSA Claim automatically shall be deemed to be subject to the terms of this Agreement.  With respect to any Transfers effectuated in accordance with clause (ii) above, (A) such Transferee shall be deemed to be a Consenting Creditor for purposes of this Agreement, and (B) the Company shall be deemed to have acknowledged such Transfer.

(b)          This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Subrogation Claims against the Company; provided, that, (i) any such additional Subrogation Claims automatically shall be deemed to be RSA Claims and shall be subject to all of the terms of this Agreement and (ii) each such Consenting Creditor agrees that such additional RSA Claims shall be subject to this Agreement.

(c)          Any Transfer of RSA Claims that does not comply with this Section 7 shall be deemed null and void ab initio in all respects and without further action by any Party.

(d)          Notwithstanding anything herein to the contrary, to the extent that a Consenting Creditor effects the Transfer of all of its Subrogation Claims in accordance with this Agreement, including, for the avoidance of doubt, in accordance with the foregoing portion of this Section 7, such Consenting Creditor shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder.

8.          COOPERATION.  Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, and implementation of the Settlement and the Plan, subject to the same provisos contained in Sections 2(a)(i) and 2(b) of this Agreement.  The Company shall use commercially reasonable efforts to provide counsel for the Ad Hoc Subrogation Group drafts of all motions, applications, and other substantive pleadings (including Plan and/or Disclosure Statement amendments) the Company intends to file with the Bankruptcy Court to implement the Settlement (or that could reasonably be expected to affect implementation of the Settlement) at least three (3) calendar days before the date when the Company intends to file such pleading, unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall use commercially reasonable efforts to notify telephonically or by electronic mail counsel to the Ad Hoc Subrogation Group to advise them as such and, in any event, shall provide such drafts as soon as reasonably practicable.

9.           AMENDMENTS.  Unless otherwise specifically provided herein, no amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Settlement Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Company and the Requisite Consenting Creditors; provided, however, that (a) any amendment to this Agreement to (i) the defined term “Requisite Consenting Creditors” and any defined term used in that definition, (ii) the defined term “RSA Approval Order,” (iii) Section 5(a) hereof and any defined term used in that Section, (iv) the conditions to the effectiveness of this Agreement set forth in Section 27, and (v) this Section 9, shall require the written consent of the Company and each Consenting Creditor, (b) any amendment to this Agreement that disproportionately affects any Consenting Creditor or modifies any Consenting Creditor’s obligations under Sections 2 or 8 hereof shall require the written consent of such Consenting Creditor, and (c) so long as the Plan and the Definitive Documents incorporate the terms of the Settlement, including the Findings and Orders, and do not adversely affect the Settlement or the rights of the Parties under this Agreement,  no consent of any Consenting Creditor shall be required to amend or otherwise modify the terms of the Plan or any other Definitive Document.

10.         ENTIRE AGREEMENT.  This Agreement, including the Settlement Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Consenting Creditor or Ad Hoc Professionals shall survive this Agreement and shall continue to be in full force and effect in accordance with their terms.

11.         SURVIVAL OF AGREEMENT.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties that expressly survive termination by their terms and those in Sections 10 through 27 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof, and any liability of a Party for failure to comply with the terms of this Agreement shall survive termination.

12.          NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS.  Except as specifically provided in Sections 4 and 5 with respect to the Allowed Subrogation Claim Amount, if the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

13.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail in portable document format (pdf.), facsimile or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

14.          HEADINGS.  The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.          RELATIONSHIP AMONG PARTIES.  Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint.  No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Creditors.  It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them.  No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

16.         REMEDIES.  It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party (including non-breaching Consenting Creditors, if the breaching Party is another Consenting Creditor) shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy.  Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

17.          JURY TRIAL, GOVERNING LAW AND DISPUTE RESOLUTION.

(a)          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York and applicable federal law, without giving effect to the conflicts of law principles thereof.

(b)          Each Party irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court and each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, Courts of the State of California and of the United States District Court of the Northern District of California, and any appellate court from any thereof, for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement.  Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

(c)          EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.          NOTICES.  All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by certified mail (return receipt requested) to the following addresses and facsimile numbers:

PG&E Corporation
77 Beale Street
San Francisco, CA 94105
Attention: Janet Loduca (j1lc@pge.com)

With a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153
Attention: Stephen Karotkin, Jessica Liou, and Matthew Goren
(stephen.karotkin@weil.com, jessica.liou@weil.com, matthew.goren@weil.com)

- and -

Cravath, Swaine & Moore LLP 825 8th Avenue
New York, NY 10019
Attention: Kevin Orsini and Paul Zumbro (korsini@cravath.com,
pzumbro@cravath.com)

If to a Consenting Creditor, to the address set forth beneath such creditor’s signature block, and, if to a member of the Ad Hoc Subrogation Group, with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:  Matthew A. Feldman, Joseph G. Minias, and Daniel I. Forman
(mfeldman@willkie.com, jminias@willkie.com, and dforman@willkie.com)

For the avoidance of doubt when written notice or approval from Requisite Consenting Creditors is required by this Agreement, electronic mail from Requisite Consenting Creditors’ counsel to Company’s counsel shall be sufficient.  Any notice given by mail or courier shall be effective when received.  Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

19.          NO ASSIGNMENTS; THIRD-PARTY BENEFICIARIES.  Except as expressly provided herein, this Agreement may not be assigned by any Party.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

20.          CONFLICTS BETWEEN THE SETTLEMENT TERM SHEET AND THIS AGREEMENT.  In the event of any conflict among the terms and provisions in the Settlement Term Sheet and this Agreement, the terms and provisions of this Agreement shall control.

21.          SETTLEMENT DISCUSSIONS.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

22.          GOOD-FAITH COOPERATION; FURTHER ASSURANCES.  Subject to the terms and conditions hereof, the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

23.          QUALIFICATION ON CONSENTING CREDITOR REPRESENTATIONS.  The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor are made solely in such creditor’s capacity as a holder of Subrogation Claims.  The Parties further acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

24.          PUBLICITY.  The Company shall use commercially reasonable efforts to submit drafts to the Ad Hoc Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

25.          SEVERABILITY.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

26.          ADDITIONAL CONSENTING CREDITORS.  Any holder of Subrogation Claims may at any time become a party to this Agreement as a Consenting Creditor (a “Joining Party”) by executing a joinder agreement (the “Joinder”) substantially in the form attached as Exhibit D hereto, pursuant to which such Joining Party represents and warrants to the Company and the other Consenting Creditors that it agrees to be bound by the terms of this Agreement as a Consenting Creditor hereunder.

27.          EFFECTIVENESS OF THE RESTRUCTURING SUPPORT AGREEMENT.

Except as set forth in the immediately succeeding sentence, this Agreement shall be effective and binding on all Parties upon (a) execution and delivery of signature pages to the Company of Consenting Creditors holding, as reflected on the signature pages hereto, at least 70% in dollar amount  of all Subrogation Claims, including at least 70% of the dollar amount of all Subrogation Claims and more than 50% in number of holders for each of the asterisked Northern California wildfires listed in Schedule 1 to the Settlement Term Sheet, and (b) entry of the RSA Approval Order.  Upon execution of this Agreement by such Consenting Creditors and the Debtors until the earlier of entry of the RSA Approval Order and the RSA Deadline, the Debtors shall proceed in good faith to seek Bankruptcy Court approval of this Agreement and the Parties shall not, directly or indirectly, propose, file, support, solicit, encourage or participate in any chapter 11 plan or settlement of the Subrogation Claims other than as set forth herein.  This Agreement shall be null and void, and of no further force or effect, if the RSA Approval Order is not entered by the RSA Deadline.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PG&E CORPORATION

By:	/s/ Janet C. Loduca
Name: Janet C. Loduca
Title: Senior Vice President, General Counsel

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Janet C. Loduca
Name: Janet C. Loduca
Title: Senior Vice President, General Counsel

[Signature pages of Consenting Creditors omitted and on file with the registrant]

Exhibit A

Settlement Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE.  THE TRANSACTIONS DESCRIBED IN THIS SUMMARY ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, DEFINITIVE DOCUMENTATION.

Settlement Term Sheet

This term sheet (the “Term Sheet”) outlines certain key terms of a proposed settlement (the “Settlement”) among: (i) PG&E Corporation and Pacific Gas and Electric Company (collectively, the “Debtors”) that have commenced chapter 11 cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), on January 29, 2019 (the “Petition Date”), and (ii) the Ad Hoc Group of Subrogation Claim Holders (the “Ad Hoc Subrogation Group” and with the Debtors, the “Parties”).  This Term Sheet is for illustrative purposes only and is intended to facilitate discussions.  This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Debtors’ plan of reorganization (the “Plan”) and the restructuring support agreement (“RSA”) between the Debtors and members of the Ad Hoc Subrogation Group, which RSA remains subject to discussion and negotiation and shall be in form and substance acceptable to the Ad Hoc Subrogation Group. Those members of the Ad Hoc Subrogation Group and such other holders of Subrogation Claims (as defined below) that are party to the RSA, and their respective successors and assigns as permitted thereunder, shall be doing so solely in their capacity as holders of Subrogation Claims (the “RSA Claims”), and the RSA shall not be binding on any such holder in its capacity as the holder of any claim or interest other than a Subrogation Claim.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAW.

Term	Summary
Settled Claims
The Settlement will resolve all claims against the Debtors (as such term is defined in section 101(5) of the Bankruptcy Code) related to or in any way arising from the wildfires set forth on Schedule 1 that occurred in Northern California in 2017 and 2018 that arise from subrogation (whether such subrogation is contractual, equitable or statutory), assignment (whether such assignment is contractual, equitable or statutory), or otherwise in connection with payments made or to be made by the applicable insurer to insured tort victims, and whether arising as a matter of state or federal law, including[1] Section 509 of the Bankruptcy Code (including attorneys’ fees and interest, collectively the “Subrogation Claims”).

Implementation
The Settlement will be implemented through (i) entry into an RSA between the Debtors and members of the Ad Hoc Subrogation Group holding at least 70% in dollar amount of all Subrogation Claims, including at least 70% of the dollar amount of all Subrogation Claims and more than 50% in number of holders for each of the asterisked Northern California wildfires listed in Schedule 1, no more than twenty-one (21) days after Parties agree to the final form of this Term Sheet,  (ii) approval by the Bankruptcy Court of the Debtors entering into the RSA no later than October 24, 2019, and (iii) confirmation of a Plan acceptable to the Debtors that incorporates the terms of the Settlement including any conditions thereto and all the terms hereof and otherwise does not adversely affect the Settlement, or the rights of the parties to the RSA.  For the avoidance of doubt, the RSA shall incorporate a settlement and allowance of the Subrogation Claims in the aggregate allowed amount of $11 billion (the “Allowed Subrogation Claim Amount”) and Bankruptcy Court approval of the Debtors’ entry into the RSA shall include Bankruptcy Court approval of the Allowed Subrogation Claim Amount pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure.  No party shall be bound to the Settlement until the RSA is approved by the Bankruptcy Court; provided, however, that upon (i) execution by the parties of the RSA, the Debtors shall be obligated to proceed in good faith to seek Bankruptcy Court approval of the RSA and (ii) an agreement in principle among the Parties (until the earlier of Bankruptcy Court approval of the RSA and October 24, 2019), the Parties shall not, directly or indirectly, propose, support, solicit, encourage or participate in any chapter 11 plan or settlement of the Subrogation Claims other than as set forth herein.  The approval of the RSA and allowance of the Subrogation Claims by the Bankruptcy Court in accordance with the terms hereof shall occur prior to commencement of any trial (in the Bankruptcy Court, California state court, Federal District Court or any other forum) related to estimation or allowance of the individual plaintiff claims (“IP Claims”) and Subrogation Claims, including any trial related to the causation of, or liability arising from, the Tubbs fire. Upon the Bankruptcy Court’s approval of the RSA and so long as it remains in full force and effect, the holders of RSA Claims shall, among other things, (i) support, cooperate and not contest the confirmation of the Plan, (ii) not formally contest any related estimation or allowance proceedings (whether in the Bankruptcy Court, California state court, Federal District Court or any other forum), (iii) cooperate in good faith with respect to any subpoena served on the holders of the RSA Claims or their counsel (whether prior to or after the effectiveness of the RSA) in connection with or related to such estimation or allowance proceedings, and (iv) vote in favor of the Plan subject to approval of a related disclosure statement and solicitation material, in each case, in accordance with the RSA.

1          As used herein, “including” shall mean “including, without limitation”

As set forth below, the Allowed Subrogation Claim Amount shall be binding in the Chapter 11 Cases, and shall survive termination of the RSA, unless (x) an Insolvency Termination (defined below) occurs, (y) holders of 66 2/3% of the RSA Claims (measured by dollar amount) validly delivers an Allowance Termination Notice (defined below), or (z) termination is the result of a breach by the holders of at least 5% of the RSA Claims (measured by either dollar amount or number of holders) and the Debtors do not seek specific performance, in which cases the Allowed Subrogation Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims.

Aggregate Subrogation Recovery
In full and final satisfaction, release and discharge of all Subrogation Claims, on the effective date of the Plan (the “Effective Date”), the Debtors shall make a payment of $11 billion in full in cash (subject to replacing a portion of the cash with Non-cash Recovery described below) (the “Aggregate Subrogation Recovery”) to a trust to be established pursuant to the Plan (the “Subrogation Trust”) for the benefit of holders of Subrogation Claims.   The Subrogation Trust shall be administered by a Trustee acceptable to the Ad Hoc Subrogation Group and the Debtors (the “Trustee”).

Allocation Agreement
Members of the Ad Hoc Subrogation Group will enter into a separate agreement (the “Allocation Agreement”), which intercreditor agreement shall govern the distribution of the Aggregate Subrogation Recovery to holders of Subrogation Claims in accordance with relative recovery percentages assigned to individual wildfires or groups of wildfires. The Debtors will not be party to the Allocation Agreement and will not have any input regarding the terms thereof and shall not be bound or otherwise prejudiced by the Allocation Agreement or any terms thereof.

Any breach, default or invalidity of the terms of the Allocation Agreement shall have no impact on the Debtors’, breaching party’s or any other party’s obligations under the RSA.

Currency
The Aggregate Subrogation Recovery shall be paid in cash, unless otherwise agreed by individual holders of Subrogation Claims and the Debtors prior to the Effective Date.  The Debtors agree to negotiate in good faith to provide each holder of Subrogation Claims the opportunity to receive on account of its Subrogation Claim any equity distribution (other than a rights offering) offered under the Plan on the same terms and at the same valuation as offered to any holder of an unsecured claim (including, an unsecured IP Claim or unsecured IP Claims as a class) in satisfaction of such Subrogation Claim in lieu of cash (the “Non-cash Recovery”).  In the event an individual holder of a Subrogation Claim agrees to any equity distribution on any part of its Subrogation Claims, the cash component of the Aggregate Subrogation Recovery shall be reduced by the amount such holder would have received from the Trust had it not elected such equity distribution.  All holders of Subrogation Claims shall be afforded the same option to elect equity distributions on the same terms as any other holder of Subrogation Claims.

Audit Rights
Prior to the execution of the RSA, the Debtors shall have the right to conduct reasonable audits of the files of members of the Ad Hoc Subrogation Group solely to (1) verify the amount actually paid to an insured; and (2) confirm that the losses on account of which payments were made were related to any of the wildfires set forth on Schedule 1, and that such payments were with respect to contractual claims of the insured only, i.e. do not include claims for negligence or bad faith of the insurer.  The Ad Hoc Subrogation Group shall make such files available to the Debtors within five (5) days of an agreement in principle among the Parties.

For the avoidance of doubt, the Debtors’ audit is not intended to determine if the auditor would have paid a different amount and/or made a different coverage determination.  It is only to verify that the amount was actually paid and to seek out and eliminate (or re-allocate) payments that do not arise out of or relate to the fire asserted, double payments, errors in the math that are not supported by the actual claim file, and lump sum bad faith payments that are meant to compensate the insured for bad claim handling and not for structure, contents and/or ALE loss or other damages.

Distributions
On the Effective Date, the Subrogation Trust shall immediately pay (in cash or Non-cash Recovery, at the election of individual Subrogation Claim holders) subrogation claimants their allocable share for Subrogation Claims on account of amounts paid to insureds prior to the Effective Date (the “Initial Distribution”).

The remainder of the Aggregate Subrogation Recovery that is not part of the Initial Distribution (i.e. the portion of the recovery on account of Subrogation Claims arising from reserved or IBNR amounts to individual insureds as of the Effective Date) (the “Subrogation Recovery Reserve”) shall be held by the Subrogation Trust for the benefit of holders of Subrogation Claims.  The Subrogation Trust shall periodically pay (in cash or Non-cash Recovery, at the election of individual Subrogation Claim holders) subrogation claimants their allocable share for Subrogation Claims on account of amounts paid to insureds after the Effective Date in accordance with the Allocation Agreement.  For the avoidance of doubt, to the extent certain fires are over-reserved, and other fires are under-reserved, the Subrogation Trust shall have the ability to reallocate funds to facilitate each subrogation claim recovering the applicable fire by fire payment percentage.

Upon the earlier of (i) 5 years after the Effective Date, or (ii) the Trustee’s reasonable determination that no more reserves will be paid to insureds (the “Trust Termination”), any remaining Subrogation Recovery Reserve shall be distributed pro rata to holders of Subrogation Claims in accordance with the Allocation Agreement.

Subrogation Ad Hoc Group Professional Fees
Following Bankruptcy Court approval of the RSA (“RSA Approval”) and, for so long as the RSA remains in full force and effect,  the Debtors shall pay the reasonable, documented and contractual professional fees and expenses  of (i) Willkie Farr & Gallagher LLP, (ii) Rothschild & Co., (iii) Diemer & Wei LLP, (iv) Kekst and Company Incorporated d/b/a Kekst CNC, and (v) Wilson Public Affairs (collectively the “Ad Hoc Professionals”) on a monthly basis promptly following receipt of summary invoices.

Upon the Effective Date, and in the event that this Settlement has not been terminated prior to the Effective Date, the Debtors shall pay or reimburse the members of the Ad Hoc Subrogation Group for the reasonable, documented and contractual professional fees and expenses invoiced through RSA Approval by the Ad Hoc Professionals up to an aggregate amount of $55 million (including fees and expenses invoiced before and after RSA Approval and which shall include success fees, transaction fees or similar fees).

Debtors Covenants
The RSA shall contain covenants obligating the Debtors to propose and pursue a Plan and seek the entry of a Confirmation Order that incorporate the terms of the Settlement (including, all of the terms hereof relating to the treatment of, and distributions on Subrogation Claims and the Aggregate Subrogation Recovery) and are otherwise consistent with terms hereof including the following (which covenants, for the avoidance of doubt, shall not survive any termination of the RSA other than as a result of an intentional breach by the Debtors):

●
The Debtors shall not enter into any settlement with any party or include any provisions in a Plan or Confirmation Order that (i) incorporates any priority of payments or waterfall provision that prioritizes recoveries on any other unsecured claims ahead of Subrogation Claims, (ii) otherwise materially impairs the Debtors’ ability to pay the Aggregate Subrogation Recovery in cash on the Effective Date, or (iii) expressly reserves the right of any holder of IP Claims to pursue made-whole claims against holders of Subrogation Claims.

●
If the Debtors enter into any settlement with any holder or holders of IP Claims that fixes the amount or terms for satisfaction of an IP Claim, including with respect to rights against a post-Effective Date trust established for the resolution and payment of such claims, such settlement will require, as a condition to payment or other distribution to or for the benefit of such holder pursuant to such settlement or other agreement, that the holder of the claim contemporaneously execute and deliver a release and waiver of any and all claims to the fullest extent permitted by law against all parties in interest in the Chapter 11 Cases, including made-whole claims against holders of Subrogation Claims, a form of which will be annexed to the RSA (the “Settlement Payment Condition”).

	●	The Plan and Confirmation Order shall contain the following provisions, findings and orders in substantially the form set forth below (the “Findings and Orders”):
o
The Bankruptcy Court “has determined that the resolution of the insolvency proceeding provides funding or establishes reserves for, provides for assumption of, or otherwise provides for satisfying any prepetition wildfire claims asserted against the electrical corporation in the insolvency proceeding in the amounts agreed upon in any pre-insolvency proceeding settlement agreements or any post-insolvency settlement agreements, authorized by the court through an estimation process or otherwise allowed by the court;” and

o
Any settlement or other agreement with any holder or holders of an IP Claim that fixes the amount or terms for satisfaction of an IP Claim, including with a post-Effective Date trust established for the resolution and payment of such claims, shall contain the Settlement Payment Condition.

●
The Debtors shall not propose, pursue or support any Plan or Confirmation Order that does not incorporate the terms of the Settlement, including the Findings and Orders, and is not otherwise consistent with the terms hereof.  The foregoing prohibition shall be specifically enforceable.

Termination Rights
Except as set forth below, the Allowed Subrogation Claim Amount shall be binding in the Chapter 11 Cases, and shall survive termination of the RSA.

Any individual holder of Subrogation Claims shall be entitled to terminate the RSA as to itself if the Aggregate Subrogation Recovery is modified.

The RSA will terminate automatically if the Plan is not confirmed by June 30, 2020, (or such later date as may be authorized by any amendment to A.B. 1054), or the Effective Date does not occur prior to December 31, 2020, subject to extension (i) by an equal amount of time as the June 30, 2020 deadline may be extended by amendment to A.B. 1054, and (ii) at the option of the Debtors and holders holding at least 51% of the dollar amount of all Subrogation Claims then party to the RSA (the “Automatic Termination”); provided that the Debtors shall use reasonable best efforts to seek confirmation of the Plan on or prior to June 30, 2020 (as such date may be extended) and cause the Effective Date thereunder to occur by and December 31, 2020 (as such date may be correspondingly extended).  For the avoidance of doubt, following an Automatic Termination the Allowed Subrogation Claim Amount shall be binding in the Chapter 11 Cases, and shall survive termination of the RSA.

Holders of at least 66 2/3% of the RSA Claims (measured by dollar amount) may terminate the RSA if, upon the advice of the Ad Hoc Professionals (after consultation with the Debtors’ professionals), they reasonably determine in good faith at any time prior to confirmation of the Plan, that the Debtors are (i) insolvent (whether as a result of judicial findings arising from litigation related to the IP Claims, the incurrence of post-petition wildfire liabilities, or otherwise), or (ii) unable to raise sufficient capital to pay the Aggregate Subrogation Recovery in cash and any agreed upon Non-cash Recovery on the Effective Date; provided that the Debtors shall retain the right to contest any such determination with the dispute to be determined by the Bankruptcy Court whose determination shall be binding for purposes of the RSA.  If holders of at least 66 2/3% of the RSA Claims (measured by dollar amount) elect to terminate the RSA following either of the foregoing determinations, subject to the Bankruptcy Court’s ruling if such determination is disputed by the Debtors, (an “Insolvency Termination”), then the Allowed Subrogation Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims.

The occurrence of any of the following shall entitle the holders of at least 66 2/3% of RSA Claims (measured by dollar amount), to terminate the RSA, and, in the event of such termination, such holders may elect to pursue a higher claim amount by written notice given to the Debtors of the Ad Hoc Subrogation Group’s intent to pursue a higher allowed claim amount within ten (10) days of the occurrence of such termination date (the “Allowance Termination Notice”), in which case the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims:

	●	A Debtor’s breach of any covenant in the RSA;

●
The Debtors at any time either (i) fail to propose and pursue a Plan and Confirmation Order that contain the terms of the Settlement including the Findings and Orders, and are otherwise consistent with the terms hereof, or (ii) propose, pursue or support or announce in writing or in court an intention to propose, pursue or support a Plan or confirmation order inconsistent with the terms of the Settlement, the Findings and Orders, or the terms hereof;

●	The Plan proposed and pursued by the Debtors does not treat the IP Claims consistent with the provisions of A.B. 1054; or
●
The Bankruptcy Court allows a plan proponent other than the Debtors to commence soliciting votes on a plan other than the Plan incorporating the Settlement, and the Debtors have not already solicited, or are not simultaneously soliciting, votes on the Plan incorporating the Settlement.

The Debtors shall have ten (10) days from the receipt of a notice of termination specifying the purported default or termination event in the RSA, which notice is delivered by the requisite holders of RSA Claims, to cure any such purported default or termination event.

For the avoidance of doubt, (i) termination of the RSA by the requisite holders of the RSA Claims shall not relieve the Debtors of any liability on account of any breach of the RSA, including any breach of the covenants set forth above, and such holders may pursue remedies at law or in equity, (ii) notwithstanding anything herein to the contrary, the delivery of the Allowance Termination Notice to the Debtors shall not be required upon the occurrence of an Insolvency Termination in order for the holders of RSA Claims, the Debtors or other parties in interest to exercise all of their respective rights, including with respect to the amount, future allowability and treatment of all Subrogation Claims, and (iii) absent the delivery of an Allowance Termination Notice, occurrence of an Insolvency Termination or as provided in the immediately succeeding paragraph, the Allowed Subrogation Claim Amount, and each holder’s share thereof, shall remain an allowed claim and binding in these Chapter 11 cases even if a Debtor is in breach of the RSA.

Upon breach of the RSA by the holders of the RSA Claims the Debtors may seek specific performance of the terms thereof, or, alternatively, if holders of at least 5% of the RSA Claims (measured either by dollar amount or number of holders) have breached the RSA, terminate the RSA and thereafter the Allowed Subrogation Claim Amount shall no longer be binding in the Chapter 11 Cases, and the holders of Subrogation Claims, the Debtors and other parties in interest shall have all rights reserved, including with respect to the amount, future allowability and treatment of all Subrogation Claims.

Schedule 1

1.	2017 North Bay Wildfires
a.	37
b.	Atlas*
c.	Blue
d.	Cascade/LaPorte Complex*
e.	Cherokee*
f.	Honey*
g.	Lobo*
h.	Maacama
i.	McCourtney*
j.	Nuns Complex (including Adobe, Norrbom, Nuns, Partrick, Pressley, Pythian/Oakmont)*
k.	Pocket*
l.	Point*
m.	Redwood/Potter Valley Complex*
n.	Sullivan
o.	Sulphur*
p.	Tubbs*

2.	2018 Camp Fire*

Exhibit B

Plan

DRAFT

WEIL, GOTSHAL & MANGES LLP
Stephen Karotkin (pro hac vice)
(stephen.karotkin@weil.com)
Ray C. Schrock, P.C. (pro hac vice)
(ray.schrock@weil.com)
Jessica Liou (pro hac vice)
(jessica.liou@weil.com)
Matthew Goren (pro hac vice)
(matthew.goren@weil.com)
767 Fifth Avenue
New York, NY 10153-0119
Tel: 212 310 8000
Fax: 212 310 8007

KELLER & BENVENUTTI LLP
Tobias S. Keller (#151445)
(tkeller@kellerbenvenutti.com)
Jane Kim (#298192)
(jkim@kellerbenvenutti.com)
650 California Street, Suite 1900
San Francisco, CA 94108
Tel: 415 496 6723
Fax: 650 636 9251

Attorneys for Debtors
and Debtors in Possession

ACCEPTANCES AND REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION
In re: PG&E CORPORATION, - and - PACIFIC GAS AND ELECTRIC COMPANY,	Bankruptcy Case No. 19-30088 (DM) Chapter 11 (Lead Case) (Jointly Administered) DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
Debtors.
☐ Affects PG&E Corporation ☐ Affects Pacific Gas and Electric Company ☑ Affects both Debtors * All papers shall be filed in the Lead Case, No. 19-30088 (DM).

i

TABLE OF CONTENTS

	ARTICLE I. DEFINITIONS, INTERPRETATION AND CONSENTS

	ARTICLE II. ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS AND OTHER UNCLASSIFIED CLAIMS

2.1	Administrative Expense Claims	30
2.2	Professional Fee Claims	30
2.3	DIP Facility Claims	31
2.4	Priority Tax Claims	32

	ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS

3.1	Classification in General	32
3.2	Summary of Classification	32
3.3	Separate Classification of Other Secured Claims	33
3.4	Nonconsensual Confirmation	33
3.5	Debtors’ Rights in Respect of Unimpaired Claims	33

	ARTICLE IV. TREATMENT OF CLAIMS AND INTERESTS

4.1	Class 1A – HoldCo Other Secured Claims	34
4.2	Class 2A – HoldCo Priority Non-Tax Claims	34
4.3	Class 3A: HoldCo Funded Debt Claims	34
4.4	Class 4A: HoldCo General Unsecured Claims	35
4.5	Class 5A-I – HoldCo Public Entities Wildfire Claims	35
4.6	Class 5A-II – HoldCo Subrogation Wildfire Claims	35
4.7	Class 5A-III – HoldCo Other Wildfire Claims	36
4.8	Class 5A-IV – HoldCo Ghost Ship Fire Claims	36
4.9	Class 6A – HoldCo Workers’ Compensation Claims	36
4.10	Class 7A – HoldCo Intercompany Claims	36
4.11	Class 8A – HoldCo Subordinated Debt Claims	37
4.12	Class 9A – HoldCo Common Interests	37
4.13	Class 10A – HoldCo Other Interests	37
4.14	Class 1B – Utility Other Secured Claims	37
4.15	Class 2B – Utility Priority Non-Tax Claims	38

4.16	Class 3B: Utility Funded Debt Claims	38
4.17	Class 4B: Utility General Unsecured Claims	39
4.18	Class 5B-I – Utility Public Entities Wildfire Claims	39
4.19	Class 5B-II – Utility Subrogation Wildfire Claims	39
4.20	Class 5B-III – Utility Other Wildfire Claims	41
4.21	Class 5B-IV – Utility Ghost Ship Fire Claims	41
4.22	Class 6B – Utility Workers’ Compensation Claims	42
4.23	Class 7B – 2001 Utility Exchange Claims	42
4.24	Class 8B – Utility Intercompany Claims	42
4.25	Class 9B – Utility Subordinated Debt Claims	42
4.26	Class 10B – Utility Preferred Interests	42
4.27	Class 11B – Utility Common Interests	43

	ARTICLE V. PROVISIONS GOVERNING DISTRIBUTIONS

5.1	Distributions Generally	43
5.2	Plan Funding	43
5.3	No Postpetition or Default Interest on Claims	43
5.4	Date of Distributions	43
5.5	Distribution Record Date	43
5.6	Disbursing Agent	44
5.7	Delivery of Distributions	44
5.8	Unclaimed Property	45
5.9	Satisfaction of Claims	45
5.10	Fractional Stock	45
5.11	Manner of Payment under Plan	45
5.12	No Distribution in Excess of Amount of Allowed Claim	45
5.13	Setoffs and Recoupments	46
5.14	Rights and Powers of Disbursing Agent	46
5.15	Withholding and Reporting Requirements	46
5.16	Credit for Distributions under Wildfire Assistance Program	47

	ARTICLE VI. MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

6.1	General Settlement of Claims and Interests	47
6.2	Restructuring Transactions; Effectuating Documents	47
6.3	Continued Corporate Existence	48
6.4	The Subrogation Wildfire Trust	49
6.5	The Other Wildfire Trust	51
6.6	Public Entities Segregated Defense Fund	52
6.7	Go-Forward Wildfire Fund	52
6.8	Officers and Board of Directors	52

6.9	Management Incentive Plan	53
6.10	Cancellation of Existing Securities and Agreements	53
6.11	Cancellation of Certain Existing Security Agreements	54
6.12	Issuance of New HoldCo Common Stock	54
6.13	Exit Financing	54
6.14	Wildfire Victim Recovery Bonds or Other Securitized Bonds	54
6.15	Rights Offering	54
6.16	Securities Act Registrations or Exemptions	55

	ARTICLE VII. PROCEDURES FOR DISPUTED CLAIMS

7.1	Objections to Claims	55
7.2	Resolution of Disputed Administrative Expense Claims and Disputed Claims	55
7.3	Payments and Distributions with Respect to Disputed Claims	56
7.4	Distributions After Allowance	56
7.5	Disallowance of Claims	56
7.6	Estimation	56

	ARTICLE VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1	General Treatment	57
8.2	Determination of Cure Disputes and Deemed Consent	58
8.3	Rejection Damages Claims	59
8.4	Survival of the Debtors’ Indemnification Obligations	59
8.5	Assumption of Employee Benefit Plans	59
8.6	Collective Bargaining Agreements	59
8.7	Insurance Policies	60
8.8	Reservation of Rights	60
8.9	Modifications, Amendments, Supplements, Restatements, or Other Agreements	60

	ARTICLE IX. EFFECTIVENESS OF THE PLAN

9.1	Conditions Precedent to Confirmation of the Plan	61
9.2	Conditions Precedent to the Effective Date	61
9.3	Satisfaction of Conditions	62
9.4	Waiver of Conditions	62
9.5	Effect of Non-Occurrence of Effective Date	62

	ARTICLE X. EFFECT OF CONFIRMATION

10.1	Binding Effect	62
10.2	Vesting of Assets	63
10.3	Release and Discharge of Debtors	63
10.4	Term of Injunctions or Stays	63
10.5	Injunction Against Interference with Plan	63
10.6	Injunction	63
10.7	Channeling Injunction	64
10.8	Exculpation	66
10.9	Releases	66
10.10	Subordination	69
10.11	Retention of Causes of Action/Reservation of Rights	69
10.12	Preservation of Causes of Action	69
10.13	Special Provisions for Governmental Units	70
10.14	Document Retention	70
10.15	Solicitation of Plan	70

	ARTICLE XI. RETENTION OF JURISDICTION

11.1	Jurisdiction of Bankruptcy Court	70

	ARTICLE XII. MISCELLANEOUS PROVISIONS

12.1	Dissolution of Statutory Committees	73
12.2	Substantial Consummation	73
12.3	Exemption from Transfer Taxes	73
12.4	Expedited Tax Determination	73
12.5	Payment of Statutory Fees	73
12.6	Plan Modifications and Amendments	74
12.7	Revocation or Withdrawal of Plan	74
12.8	Courts of Competent Jurisdiction	74
12.9	Severability	74
12.10	Governing Law	75
12.11	Schedules and Exhibits	75
12.12	Successors and Assigns	75
12.13	Time	75
12.14	Notices	75
12.15	Reservation of Rights	2

PG&E Corporation and Pacific Gas and Electric Company, the above-captioned debtors, as plan proponents within the meaning of section 1129 of the Bankruptcy Code, propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Article I of the Plan.

ARTICLE I.

Definitions, Interpretation and Consents

Definitions.  The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1      2001 Utility Exchange Claim means any Claim against the Utility arising solely from (a) amounts due to the CAISO, PX, and/or various market participants based on purchases or sales of electricity, capacity, or ancillary services by the Utility and other market participants in markets operated by the CAISO and the PX that are subject to determination by FERC in refund proceedings bearing FERC Docket Nos. EL00-95-000 and EL00-98-000 and related subdockets, and (b) amounts due under any settlement agreements, allocation agreements, escrow agreements, letter agreements, other written agreements, or court orders (including orders entered in the chapter 11 case styled In re California Power Exchange Corporation, Case No. LA 01-16577 ES) that expressly relate thereto.

1.2       503(b)(9) Claim means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code, which Claim was timely filed and Allowed pursuant to the 503(b)(9) Procedures Order.

1.3     503(b)(9) Procedures Order means the Amended Order Pursuant to 11 U.S.C. §§ 503(b)(9) and 105(a) Establishing Procedures for the Assertion, Resolution, and Satisfaction of Claims Asserted Pursuant to 11 U.S.C. § 503(b)(9) [Docket No. 725].

1.4       Administrative Expense Claim  means any cost or expense of administration of any of the Chapter 11 Cases arising on or before the Effective Date that is allowable under section 503(b) of the Bankruptcy Code and entitled to priority under sections 364(c)(1), 503(b) (including 503(b)(9) Claims), 503(c), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code that has not already been paid, including, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by one or more of the Debtors, as a debtor in possession, during the Chapter 11 Cases, including, for the acquisition or lease of property or an interest in property or the performance of services, or any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, (b) any DIP Facility Claim, (c) any Professional Fee Claim and (d) any Intercompany Claim authorized pursuant to the Cash Management Order.

1.5       Aggregate Backstop Commitment Amount means the aggregate amount of all backstop commitments, if any, under all Backstop Commitment Letters; provided, however, that if the backstop commitments under all Backstop Commitment Letters shall be $0, then all consent and other rights hereunder shall no longer apply.

1.6       Allowed means, with reference to any Claim or Interest: (a) any Claim listed in the Debtors’ Schedules, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated, non-contingent, and undisputed, and for which no contrary proof of Claim has been filed; (b) any Claim or Interest expressly allowed hereunder; (c) any Claim (other than a Subrogation Wildfire Claim) or Interest to which a Debtor and the holder of such Claim or Interest agree to the amount and priority of the Claim or Interest, which agreement is approved by a Final Order; (d) any individual Subrogation Wildfire Claim (not held by a Consenting Creditor or a party to the Subrogation Wildfire Claim Allocation Agreement) to which the Subrogation Wildfire Trustee and the holder of such Claim agree to the amount of such Claim (e) any Claim or Interest that is compromised, settled or otherwise resolved or Allowed pursuant to a Final Order (including any omnibus or procedural Final Order relating to the compromise, settlement, resolution, or allowance of any Claims) or under the Plan; or (f) any Claim or Interest arising on or before the Effective Date as to which no objection to allowance has been interposed within the time period set forth in the Plan; provided, that notwithstanding the foregoing, unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to, and shall not exceed the limitations or maximum amounts permitted by, the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.  The Reorganized Debtors shall retain all Claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired under the Plan.

1.7      Avoidance Action means any action commenced, or that may be commenced, before or after the Effective Date pursuant to chapter 5 of the Bankruptcy Code including sections 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

1.8       Backstop Approval Order means an order of the Bankruptcy Court, approving the Backstop Commitment Letters, which order shall be in form and substance satisfactory to the Debtors and the Backstop Parties.

1.9      Backstop Commitment Letters means those certain letter agreements, as may be amended or modified from time to time in accordance with the terms thereof and the Backstop Approval Order, pursuant to which the Backstop Parties have agreed to purchase shares of New HoldCo Common Stock on the terms and subject to the conditions thereof.

1.10    Backstop Parties means the parties that have agreed to purchase shares of New HoldCo Common Stock on the terms and subject to the conditions of the Backstop Commitment Letters and the Backstop Approval Order.

1.11     Ballot means the form(s) distributed to holders of impaired Claims or Interests on which the acceptance or rejection of the Plan is to be indicated.

1.12     Bankruptcy Code means title 11 of the United States Code, as applicable to the Chapter 11 Cases.

1.13     Bankruptcy Court means the United States Bankruptcy Court for the Northern District of California, having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference withdrawal made under section 157(d) of title 28 of the United States Code, the District Court.

1.14     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.15     Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.16     CAISO means the California Independent System Operator Corporation.

1.17      Cash means legal tender of the United States of America.

1.18     Cash Management Order means the Final Order Pursuant to 11 U.S.C. §§ 105(a), 345(b), 363(b), and 363(c), and Fed. R. Bankr. P.6003 and 6004 (i) Authorizing Debtors to (a) Continue Their Existing Cash Management System, (b) Honor Certain Prepetition Obligations Related to the Use Thereof, (c) Continue Intercompany Arrangements, (d) Continue to Honor Obligations Related to Joint Infrastructure Projects, and (e) Maintain Existing Bank Accounts and Business Forms; and (ii) Waiving the Requirements of 11 U.S.C. § 345(b), dated March 13, 2019 [Docket No. 881].

1.19     Cause of Action means, without limitation, any and all actions, class actions,  proceedings, causes of action, controversies, liabilities, obligations, rights, rights of setoff, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, Claims, Avoidance Actions, counterclaims, cross-claims, affirmative defenses, third-party claims, Liens, indemnity, contribution, guaranty, and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity, or otherwise, whether arising under the Bankruptcy Code or any applicable nonbankruptcy law, based in whole or in part upon any act or omission or other event occurring on or prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.  Without limiting the generality of the foregoing, when referring to Causes of Action of the Debtors or their estates, Causes of Action shall include (a) all rights of setoff, counterclaim, or recoupment and Claims for breach of contracts or for breaches of duties imposed by law or equity; (b) the right to object to any Claim or Interest; (c) Claims (including Avoidance Actions) pursuant to section 362 and chapter 5 of the Bankruptcy Code, including sections 510, 542, 543, 544 through 550, or 553; (d) Claims and defenses such as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Claims under any state or foreign law, including any fraudulent transfer or similar claims.

1.20     Channeling Injunction means the permanent injunction provided for in Section 10.7 of the Plan with respect to Wildfire Claims to be issued pursuant to, and included in, the Confirmation Order.

1.21     Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and currently styled In re PG&E Corporation and Pacific Gas and Electric Company, Ch. 11 Case No. 19-30088 (DM) (Jointly Administered).

1.22     Chief Executive Officer means William D. Johnson, the current chief executive officer of HoldCo.

1.23     Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.24     Claims Resolution Procedures means, collectively, the Other Wildfire Claims Resolution Procedures and the Subrogation Wildfire Claim Allocation Agreement.

1.25     Class means any group of Claims or Interests classified herein pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.26     Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance on any such lien, charge, or other encumbrance under the Bankruptcy Code.

1.27    Collective Bargaining Agreements means, collectively, (a) the IBEW Collective Bargaining Agreements, (b) the Collective Bargaining Agreement currently in place between the Utility and the Engineers and Scientists of California Local 20, IFPTE, and (c) the Collective Bargaining Agreement currently in place between the Utility and the Service Employees International Union.

1.28     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.29     Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.30     Consenting Creditors has the meaning set forth in Subrogation Claims RSA.

1.31    Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby, which shall be in form and substance acceptable to the Debtors.

1.32     CPUC means the California Public Utilities Commission.

1.33     CPUC Approval means all necessary approvals, authorizations and final orders from the CPUC to implement the Plan, and to participate in the Go-Forward Wildfire Fund, including: (a) satisfactory provisions pertaining to authorized return on equity and regulated capital structure; (b) a disposition of proposals for certain potential changes to the Utility’s corporate structure and authorizations to operate as a utility; (c) satisfactory resolution of claims for monetary fines or penalties under the California Public Utilities Code for prepetition conduct; (d) approval (or exemption from approval) of the financing structure and securities to be issued under Article VI of the Plan, including one or more financing orders approving the Wildfire Victim Recovery Bonds; (e) approval of any hedges executed by the Utility in consultation with the CPUC staff; and (f) any approvals or determinations with respect to the Plan and related documents that may be required by the Wildfire Legislation (A.B. 1054).

1.34    Creditors Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.35     Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default, as required by section 365(a) of the Bankruptcy Code by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors, and (b) permit the Debtors to assume or assume and assign such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.36      D&O Liability Insurance Policies means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of either of the Debtors.

1.37      Debtors means, collectively, HoldCo and the Utility.

1.38     DIP Facilities means the senior secured postpetition credit facilities approved pursuant to the DIP Facility Order, as the same may be amended, modified, or supplemented from time to time through the Effective Date in accordance with the terms of the DIP Facility Documents and the DIP Facility Order.

1.39     DIP Facility Agents means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the DIP Facility Documents, and Citibank, N.A., solely in its capacity as collateral agent under the DIP Facility Documents, and their respective successors, assigns, or any replacement agents appointed pursuant to the terms of the DIP Facility Documents.

1.40     DIP Facility Claim means any Claim arising under, or related to, the DIP Facility Documents.

1.41     DIP Facility Credit Agreement means that certain Senior Secured Superpriority Debtor-In-Possession Credit, Guaranty and Security Agreement, dated as of February 1, 2019, by and among the Utility as borrower, HoldCo as guarantor, the DIP Facility Agents, and the DIP Facility Lenders, as the same has been or may be further amended, modified, or supplemented from time to time.

1.42     DIP Facility Documents  means, collectively, the DIP Facility Credit Agreement and all other “Loan Documents” (as defined therein), and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (including any collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.43    DIP Facility Lenders means the lenders under the DIP Facility Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the DIP Facility Credit Agreement.

1.44    DIP Facility Order means the Final Order Pursuant to 11 U.S.C. §§ 105, 362, 363, 503 and 507, Fed. R. Bankr. P. 2002, 4001, 6004 and 9014 and (i) Authorizing the Debtors to Obtain Senior Secured, Superpriority, Postpetition Financing, (ii) Granting Liens and Superpriority Claims, (iii) Modifying the Automatic Stay, and (iv) Granting Related Relief [Docket No. 1091], dated March 27, 2019, as may be amended, modified, or supplemented from time to time through the Effective Date.

1.45     DIP Letters of Credit means any letters of credit issued by a DIP Facility Lender pursuant to the DIP Facility Credit Agreement.

1.46     Disallowed means a Claim, or any portion thereof, (a) that has been disallowed by a Final Order, agreement between the holder of such Claim and the applicable Debtor, or the Plan; (b) that is listed in the Debtors’ Schedules, as such Schedules may be amended, modified, or supplemented from time to time in accordance with Bankruptcy Rule 1009, at zero ($0) dollars or as contingent, disputed, or unliquidated and as to which no proof of Claim has been filed by the applicable deadline or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or applicable law; or (c) that is not listed in the Debtors’ Schedules and as to which no proof of Claim has been timely filed by the applicable deadline or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or under applicable law.

1.47    Disbursing Agent means the Utility (or such Entity designated by the Debtors and without the need for any further order of the Bankruptcy Court) in its capacity as a disbursing agent pursuant to Section 5.6 hereof.

1.48     Disclosure Statement means the disclosure statement relating to the Plan, including, all schedules, supplements, and exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.49     Disclosure Statement Order means a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code.

1.50    Disputed means with respect to a Claim or any portion thereof (a) that is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) that has not been Allowed and is listed as unliquidated, contingent, or disputed in the Schedules; (c) that is a Subrogation Wildfire Claim (i) not held by a Consenting Creditor or (ii) a party to the Subrogation Wildfire Claim Allocation Agreement; or (d) for which a proof of Claim has been filed and related to which the Debtors or any party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order.

1.51     Distribution Record Date means the Effective Date, unless otherwise provided in the Plan or designated by the Bankruptcy Court.  The Distribution Record Date shall not apply to Securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article V of this Plan and, as applicable, the customary procedures of DTC.

1.52     District Court means the United States District Court for the Northern District of California having subject matter jurisdiction over the Chapter 11 Cases.

1.53     DTC means the Depository Trust Company.

1.54     Effective Date means a Business Day on or after the Confirmation Date selected by the Debtors, on which the conditions to the effectiveness of the Plan specified in Section 9.2 hereof have been satisfied or otherwise effectively waived in accordance with the terms hereof.

1.55     Eligible Offeree has the meaning set forth in the Rights Offering Procedures, if applicable.

1.56    Employee Benefit Plans means any written contracts, agreements, policies, programs, and plans (including any related trust or other funding vehicle) governing any obligations relating to compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance, and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs, and plans for bonuses and other incentives or compensation for the directors, officers, and employees of any of the Debtors.

1.57      Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

1.58     Exculpated Parties means collectively, and, in each case, in their capacities as such: (a) the Debtors and Reorganized Debtors; (b) the DIP Facility Agents; (c) the DIP Facility Lenders; (d) the Exit Financing Agents; (e) the Exit Financing Lenders; (f) the Funded Debt Trustees; (g) the HoldCo Revolver Lenders; (h) the HoldCo Term Loan Lenders; (i) the Utility Revolver Lenders; (j) the Utility Term Loan Lenders; (k) the Public Entities Releasing Parties; (l) the Statutory Committees; (m) the Backstop Parties; (n) the Consenting Creditors; and (o) with respect to each of the foregoing entities (a) through (n), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.59     Exit Financing means, collectively, the Exit Revolver Facility, and all other indebtedness to be incurred by the Reorganized Debtors on or about the Effective Date as part of the Plan Funding.

1.60    Exit Financing Agents means, collectively, the Exit Revolver Facility Agent and any other facility agent or indenture trustee acting in such capacity under the Exit Financing Documents.

1.61     Exit Financing Documents means, collectively, the Exit Revolver Facility Documents and all other agreements, indentures, documents, and instruments delivered or entered into pursuant to or in connection with the Exit Financing (including any guarantee agreements and collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.62      Exit Financing Lenders means, collectively, the Exit Revolver Facility Lenders and all other lenders or holders (as applicable) under the Exit Financing Documents.

1.63     Exit Financing Term Sheets means those certain term sheets that shall be included in the Plan Supplement that set forth the principal terms of the Exit Financing.

1.64    Exit Revolver Facility means any revolving loan facility provided to the Reorganized Utility or Reorganized HoldCo, pursuant to the Exit Revolver Facility Documents, including the Exit Revolver Facility Credit Agreement, as contemplated by, and which shall be consistent with, the Exit Financing Term Sheets.

1.65     Exit Revolver Facility Agent means the administrative agent or collateral agent (if applicable) under the Exit Revolver Facility Credit Agreement, its successors, assigns,

or any replacement agent appointed pursuant to the terms of the Exit Revolver Facility Documents.

1.66     Exit Revolver Facility Credit Agreement means the credit agreement providing for the Exit Revolver Facility, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time), as contemplated by, and which shall be consistent with, the Exit Financing Term Sheets.

1.67     Exit Revolver Facility Documents means, collectively, the Exit Revolver Facility Credit Agreement and all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, supplemented, restated, or otherwise modified from time to time), each of which shall be, to the extent applicable, consistent with the Exit Financing Term Sheets.

1.68     Exit Revolver Facility Lenders means each person who on the Effective Date shall become a lender under the Exit Revolver Facility Documents.

1.69     Federal Judgment Rate means the interest rate of 2.59% as provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date in accordance with In re Cardelucci, 285 F.3d 1231 (9th Cir. 2002).

1.70     Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment.  The susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.71     Funded Debt Claims means, collectively, the HoldCo Funded Debt Claims and the Utility Funded Debt Claims.

1.72     Funded Debt Documents means, collectively, the HoldCo Revolver Documents, the HoldCo Term Loan Documents, the PC Bond Loan Documents, the PC Bond

LOC Documents, the Utility Revolver Documents, the Utility Term Loan Documents, and the Utility Senior Notes Documents.

1.73     Funded Debt Trustees means, collectively, the HoldCo Revolver Agent, the HoldCo Term Loan Agent, the Utility Revolver Agent, the Utility Term Loan Agent, and the Utility Senior Notes Trustee.

1.74     General Unsecured Claim means any Claim, other than a DIP Facility Claim, Administrative Expense Claim, Professional Fee Claim, Priority Tax Claim, Other Secured Claim, Priority Non-Tax Claim, Funded Debt Claim, Workers’ Compensation Claim, 2001 Utility Exchange Claim, Wildfire Claim, Ghost Ship Fire Claim, Intercompany Claim, or Subordinated Debt Claim, that is not entitled to priority under the Bankruptcy Code or any Final Order.  General Unsecured Claims shall include any (a) Prepetition Executed Settlement Claim and (b) Claim for damages resulting from or otherwise based on the Debtors’ rejection of an executory contract or unexpired lease.

1.75     Ghost Ship Fire means the fire known as the “Ghost Ship Fire” which occurred in Oakland, California on December 2, 2016.

1.76     Ghost Ship Fire Claim means any Claim related to or arising from the Ghost Ship Fire.

1.77     Go-Forward Wildfire Fund means a long-term, state-wide fund established, pursuant to section 3292(a) of the California Public Utilities Code and the Wildfire Legislation (A.B. 1054), to pay for certain future wildfire obligations, the terms of which are set forth in the Wildfire Legislation (A.B. 1054).

1.78     Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.79     HoldCo means Debtor PG&E Corporation, a California corporation.

1.80     HoldCo Common Interest means any HoldCo Interest which results or arises from the existing common stock of HoldCo, including any Claim against HoldCo subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to such common stock.

1.81     HoldCo Funded Debt Claims means, collectively, the HoldCo Revolver Claims and the HoldCo Term Loan Claims.

1.82     HoldCo General Unsecured Claim means any General Unsecured Claim against HoldCo.

1.83     HoldCo Ghost Ship Fire Claim means any Ghost Ship Fire Claim against HoldCo.

1.84     HoldCo Intercompany Claim means any Intercompany Claim against HoldCo.

1.85     HoldCo Interest means any Interest in HoldCo immediately prior to the Effective Date.

1.86     HoldCo Other Interest means any HoldCo Interest that is not a HoldCo Common Interest.

1.87     HoldCo Other Secured Claim means any Other Secured Claim against HoldCo.

1.88     HoldCo Other Wildfire Claim means any Other Wildfire Claim against HoldCo.

1.89     HoldCo Priority Non-Tax Claim means any Priority Non-Tax Claim against HoldCo.

1.90     HoldCo Public Entities Wildfire Claim means any Public Entities Wildfire Claim against HoldCo.

1.91     HoldCo Revolver Agent means such entity or entities acting as administrative agent under the HoldCo Revolver Documents, and any of their respective successors, assigns, or replacement agents appointed pursuant to the terms of the HoldCo Revolver Documents.

1.92      HoldCo Revolver Claim means any Claim arising under, or related to, the HoldCo Revolver Documents.

1.93     HoldCo Revolver Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of April 27, 2015, by and among HoldCo, the HoldCo Revolver Agent, and the HoldCo Revolver Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.94     HoldCo Revolver Documents means, collectively, the HoldCo Revolver Credit Agreement and all other “Loan Documents” (as defined therein), and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.95     HoldCo Revolver Lenders means the lenders under the HoldCo Revolver Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the HoldCo Revolver Credit Agreement.

1.96      HoldCo Subordinated Debt Claim means any Claim against HoldCo that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim for reimbursement, indemnification or contribution, but excluding any HoldCo Common Interest.

1.97      HoldCo Subrogation Wildfire Claim means any Subrogation Wildfire Claim against HoldCo.

1.98     HoldCo Term Loan Agent means Mizuho Bank, Ltd. solely in its capacity as administrative agent under the HoldCo Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the HoldCo Term Loan Documents.

1.99      HoldCo Term Loan Claim means any Claim arising under, or related to, the HoldCo Term Loan Documents.

1.100    HoldCo Term Loan Credit Agreement means that certain Term Loan Agreement, dated as of April 16, 2018, by and among HoldCo, as borrower, the HoldCo Term Loan Agent, and the HoldCo Term Loan Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.101    HoldCo Term Loan Documents means, collectively, the HoldCo Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.102    HoldCo Term Loan Lenders means the lenders under the HoldCo Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the HoldCo Term Loan Credit Agreement.

1.103    HoldCo Workers’ Compensation Claim means any Workers’ Compensation Claim against HoldCo.

1.104    IBEW Collective Bargaining Agreements mean, collectively, the two (2) Collective Bargaining Agreements currently in place between the Utility and IBEW Local 1245: (i) the IBEW Physical Agreement, and (ii) the IBEW Clerical Agreement.

1.105    IBEW Local 1245 means Local Union No. 1245 of the International Brotherhood of Electrical Workers.

1.106    Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.107   Indemnification Obligation means each of the Debtors’ indemnification obligations existing or outstanding prior to the Effective Date, whether arising by statute, agreement, in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, restructuring advisors, financial advisors, investment bankers, and other professionals and agents of the Debtors, as applicable.

1.108    Insurance Policies means any insurance policy issued to any of the Debtors or under which the Debtors have sought or may seek coverage, including the D&O Liability Insurance Policies.

1.109    Intercompany Claim means any Claim against a Debtor held by either another Debtor or by a non-Debtor affiliate which is controlled by a Debtor (excluding any Claims of an individual).

1.110   Interest means (a) any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all units, shares, common stock, preferred stock, partnership interests, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date and (b) any Claim against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

1.111    Interim Compensation Order means the Order Pursuant to 11 U.S.C. §§ 331 and 105(a) and Fed. R. Bankr. P. 2016 for Authority to Establish Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 701].

1.112    Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.113   Management Incentive Plan means the post-emergence management incentive plan for certain of the Reorganized Debtors’ employees on the terms set forth in the Management Incentive Plan Term Sheet that may be established and implemented at the discretion of the New Board on or after the Effective Date.

1.114    Management Incentive Plan Term Sheet means that certain term sheet that sets forth the principal terms of the Management Incentive Plan.

1.115    Mandatory Convertible Preferred Stock means mandatory convertible preferred stock of Reorganized HoldCo, which may be issued under the Plan on terms substantially consistent with the term sheet annexed hereto as Exhibit A.

1.116    New Board means, on and as of the Effective Date, the board of directors of Reorganized HoldCo, and the board of directors of the Reorganized Utility, as applicable.

1.117     New HoldCo Common Stock means the common stock of HoldCo issued in connection with the implementation of the Plan.

1.118     New Organizational Documents means, if applicable, the forms of articles of incorporation or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors, substantially in the form included in the Plan Supplement and which shall be in form and substance acceptable to the Debtors.

1.119     Non-cash Recovery has the meaning set forth in Subrogation Claims RSA.

1.120     North Bay Public Entities means, collectively, (a) the City of Clearlake, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (b) the City of Napa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (c) the City of Santa Rosa, a California municipal corporation duly organized and existing by virtue of the laws of the State of California; (d) the County of Lake, a general law county and political subdivision of the State of California duly organized and existing by virtue of the laws of the State of California; (e) Lake County Sanitation District, a sanitary district organized under the laws of the State of California; (f) the County of Mendocino, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (g) Napa County, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (h) the County of Nevada, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (i) the County of Sonoma, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California; (j) the Sonoma County Agricultural Preservation and Open Space District, a public agency formed pursuant to the Public Resources code sections 5500, et seq.; (k) Sonoma County Community Development Commission, a public and corporate entity pursuant to section 34110 of the California Health & Safety Code; (l) Sonoma County Water Agency, a public agency of the State of California; (m) Sonoma Valley County Sanitation District, a sanitary district organized under the laws of the State of California; and (n) the County of Yuba, a general law county and political subdivision of the State of California, duly organized and existing by virtue of the laws of the State of California.

1.121     Ordinary Course Professionals Order means the Order Pursuant to 11 U.S.C. §§ 105(a), 327, 328, and 330 Authorizing the Debtors to Employ Professionals Used in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, dated February 28, 2019 [Docket No. 707].

1.122     Other Secured Claim means a Secured Claim that is not a DIP Facility Claim or Priority Tax Claim.

1.123     Other Wildfire Claim means any Wildfire Claim which is not a Public Entities Wildfire Claim or a Subrogation Wildfire Claim.

1.124     Other Wildfire Claims Cap means $8.4 billion.

1.125    Other Wildfire Claims Estimation Consideration means, at the option of the Reorganized Debtors, either (a) Cash, (b) wildfire victims recovery property created pursuant to the Wildfire Victim Recovery Bonds, or other securitized bonds, and the proceeds of such bonds (if applicable), (c) New HoldCo Common Stock, or (d) Mandatory Convertible Preferred Stock (if applicable) (or any combination of the foregoing) having an aggregate value equal to an amount to be estimated pursuant to the Other Wildfire Claims Estimation Proceeding.

1.126     Other Wildfire Claims Estimation Proceeding means a proceeding or proceedings initiated in the Bankruptcy Court and/or District Court, which shall conclude prior to or at the Confirmation Hearing, pursuant to which the applicable court shall estimate the Debtors’ aggregate liability with respect to Other Wildfire Claims, for purposes of confirming and implementing the Plan.

1.127    Other Wildfire Claims Resolution Procedures means the procedures for the resolution, liquidation, and payment of Other Wildfire Claims by the Other Wildfire Trust, substantially in the form included in the Plan Supplement and described in the Disclosure Statement, which shall comply with Section 4.19(f)(ii) hereof.

1.128    Other Wildfire Trust means one or more trusts established on the Effective Date, in accordance with Section 6.7 of the Plan, to administer, process, settle, resolve, liquidate, satisfy, and pay all Other Wildfire Claims.

1.129    Other Wildfire Trust Advisory Board means the advisory board appointed by the board of directors of the Debtors or Reorganized Debtors, as applicable to oversee the Other Wildfire Trust in accordance with the Plan and the Other Wildfire Trust Agreement; provided that, in the event the Debtors intend that an Other Wildfire Trust will be funded (at least in part) through the issuance of tax-exempt bonds, the nature of the powers and responsibilities of the Other Wildfire Trust Advisory Board shall not impair the use of tax-exempt financing.

1.130    Other Wildfire Trust Agreement means that certain trust agreement or agreements by and among the Debtors, the Other Wildfire Trust, and the Other Wildfire Trustee, substantially in the form included in the Plan Supplement.

1.131    Other Wildfire Trustee means the Person or Persons selected by the Debtors, subject to the approval of the Bankruptcy Court, and identified in the Plan Supplement, to serve as the trustee(s) of the Other Wildfire Trust, and any successor thereto, appointed pursuant to the Other Wildfire Trust Agreement; provided that, in the event the Debtors intend that an Other Wildfire Trust will be funded (at least in part) through the issuance of tax-exempt bonds, the identity of the Person or Persons to be selected to serve as the trustee of such Other Wildfire Trust shall not impair the use of tax-exempt financing.

1.132     PC Bond Documents means, collectively, the PC Bond Loan Documents and the PC Bond LOC Documents.

1.133    PC Bond Loan Documents means each of the following loan agreements, as amended, supplemented, restated, or otherwise modified from time to time,  (a) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated August 1, 2009 (Series 2009 A); (b) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated August 1, 2009  (Series 2009 B); (c) Amended and Restated Loan Agreement between California Infrastructure and Economic Development Bank and the Utility, dated September 1, 2010 (Series 2008F); (d) Loan Agreement between the California Infrastructure and Economic Development Bank and the Utility, dated April 1, 2010 (Series 2010 E); (e) Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated September 1, 1997 (1997 Series B-C); (f) First Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated December 1, 2003 (1997 Series B); (g) Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated May 1, 1996 (1996 Series A-G); (h) First Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated July 1, 1998 (1996 Series A-G); and (i) Third Supplemental Loan Agreement between the California Pollution Control Financing Authority and the Utility, dated December 1, 2003 (1996 Series C, E, F).

1.134    PC Bond LOC Documents means each of the following reimbursement agreements, as assigned, amended, supplemented, restated, or otherwise modified from time to time: (a) Reimbursement Agreement (Series 2009A) between the Utility and Union Bank, N.A., dated June 5, 2014;  (b) Reimbursement Agreement (Series 2009B) between the Utility and Union Bank, N.A., dated June 5, 2014; (c) Reimbursement Agreement between the Utility and Canadian Imperial Bank of Commerce, New York Branch relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B, dated December 1, 2015; (d) Reimbursement Agreement between the Utility and Mizuho Bank Ltd. relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C, dated December 1, 2015; (e) Reimbursement Agreement between the Utility and Sumitomo Mitsui Banking Corporation relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E, dated December 1, 2015; and (f) Reimbursement Agreement between the Utility and TD Bank N.A. relating to California Pollution Control Financing Authority Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F, dated December 1, 2015.

1.135     Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.136     Petition Date means January 29, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

1.137    Plan means this chapter 11 plan, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.138    Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, all of which shall be in form and substance as provided herein.

1.139   Plan Funding means, collectively, (a) the proceeds from the incurrence of the Exit Financing and the Wildfire Victim Recovery Bonds or other securitized bonds (if applicable), (b) the proceeds of any Rights Offering, if implemented, (c) any other sources of funding used for distributions under the Plan, including from any underwritten primary or secondary equity offering, a direct equity investment, Mandatory Convertible Preferred Stock (if applicable), and/or other equity-linked securities, and (d) Cash on hand.  For the avoidance of doubt, Plan Funding does not include any Claim that has been Reinstated pursuant to the Plan.

1.140    Plan Supplement means the forms of certain documents effectuating the transactions contemplated herein, which documents shall be filed with the Clerk of the Bankruptcy Court no later than fourteen (14) days prior to the deadline set to file objections to the confirmation of the Plan, including, but not limited to: (a) the Schedule of Rejected Contracts; (b) the Wildfire Trust Agreements; (c) the New Organizational Documents (to the extent such New Organizational Documents reflect material changes from the Debtors’ existing organizational documents and bylaws); (d) to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; (e) the Exit Financing Term Sheets; (f) if applicable, the Wildfire Victim Recovery Bonds Term Sheets;; and (g) the Other Wildfire Claims Resolution Procedures.   Such documents shall be consistent with the terms hereof, provided, that, through the Effective Date, the Debtors shall have the right to amend, modify, or supplement documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan.

1.141    Prepetition Executed Settlement Claim means any liquidated Claim against a Debtor, other than a 2001 Utility Exchange Claim, arising from a binding award, agreement, or settlement fully effective prior to the Petition Date, which for the purposes of the Plan shall be Allowed in the amount set forth in the applicable award, agreement or settlement.

1.142   Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.143   Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.144    Professional means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professionals Order that is retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code.

1.145    Professional Fee Claim means any Administrative Expense Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to any Final Order (including, but not limited to, any fees of a Professional held back in accordance with the Interim Compensation Order or otherwise).  To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses (whether or not paid pursuant to an order granting interim allowance), then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

1.146     Professional Fee Escrow Account means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors in Cash on the Effective Date, pursuant to Section 2.2(b) of the Plan.

1.147     Professional Fee Reserve Amount means the total amount of Professional Fee Claims estimated in accordance with Section 2.2(c) of the Plan.

1.148     Public Entities means, collectively, (a) the North Bay Public Entities; (b) the Town of Paradise; (c) the County of Butte; (d) the Paradise Park and Recreation District; (e) the County of Yuba; and (f) the Calaveras County Water District.

1.149    Public Entities Operative Complaints means all complaints filed by the Public Entities in relation to the Wildfires, including the complaints filed in Calaveras County Water District v. PG&E, No. 34-2018-00238630 (Cal. Super. Ct. Sacramento Cty), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4853, Butte Fire Cases, No. JCCP 4853 (Cal. Super. Ct. Sacramento Cty.), City of Clearlake v. PG&E Corp. et al., No. CV419398 (Cal. Super. Ct. Lake Cty.), City of Napa v. PG&E Corp. et al., No. 19CV000148 (Cal. Super. Ct. Napa Cty.), City of Santa Rosa v. Pacific Gas and Electric Company, et al., No. SCV-262772 (Cal. Super. Ct. Sonoma Cty.), County of Lake v. PG&E Corp. et al., No. CV-419417 (Cal. Super. Ct. Lake Cty.), Mendocino County v. PG&E Corporation et al., No. SCUK-CVPO-18-70440 (Cal. Super. Ct. Mendocino Cty.), Napa County v. PG&E Corporation et al., No. 18CV000238 (Cal. Super. Ct. Napa Cty.), County of Nevada v. PG&E Corp. et al., No. CU19-083418 (Cal. Super. Ct. Nevada Cty.), County of Sonoma v. PG&E Corporation et al., No. SCV-262045 (Cal. Super. Ct. Sonoma Cty.), County of Yuba v. PG&E Corp. et al., No.  CVCV19-00045 (Cal. Super. Ct. Yuba Cty.), the Public Entity Master Complaint filed in Judicial Council Coordination Proceeding No. 4955 (California North Bay Fire Cases, No. JCCP 4955 (Cal. Super. Ct. San Francisco Cty.), Butte

County v. PG&E Corp et al., No. 19CV00151 (Cal. Super. Ct. Butte Cty.) and Town of Paradise v. PG&E Corporation et al., No. 19CV00259 (Cal. Super. Ct. Butte Cty.).

1.150     Public Entities Plan Support Agreements means the Plan Support Agreements as to Plan Treatment of Public Entities’ Wildfire Claims, each dated June 18, 2019, by and between the Debtors and the Public Entities.

1.151     Public Entities Releasing Parties means the Public Entities and any subsidiary, affiliate, department, agency, political subdivision, or instrumentality thereof.

1.152     Public Entities Segregated Defense Fund means a segregated fund established for the benefit of the Public Entities in the amount of $10 million, which funds shall be used by the Reorganized Debtors solely to reimburse the Public Entities for any and all legal fees and costs associated with the defense or resolution of any Public Entities Third Party Claims against a Public Entity, in accordance with the Public Entities Plan Support Agreements.

1.153     Public Entities Settlement Distribution Protocol means the $1.0 billion in Cash, to be deposited in a trust account and distributed in accordance with the Plan and the Public Entities Plan Support Agreements, to satisfy the Public Entities Wildfire Claims.

1.154      Public Entities Third Party Claims means any past, present, or future Claim held by entities or individuals other than the Debtors or the Public Entities against the Public Entities that in any way arises out of or relates to the Wildfires, including but not limited to any Claim held by individual plaintiffs or subrogated insurance carriers against the Public Entities for personal injuries, property damage, reimbursement of insurance payments, and/or wrongful death that in any way arises out of or relates to the Wildfires.

1.155     Public Entities Wildfire Claim means any Wildfire Claim against the Debtors, including any Claim pleaded or asserted or that could have been pleaded or asserted based on the factual allegations set forth in the Public Entities Operative Complaints or that were filed or could be filed by the Public Entities in connection with the Chapter 11 Cases whether arising under California law or any other applicable law of the United States (state or federal) or any other jurisdiction, in each case whether such claims are absolute or contingent, direct or indirect, known or unknown, foreseen or unforeseen, in contract, tort or in equity, under any theory of law.

1.156     PX means the California Power Exchange Corporation.

1.157    Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code:  (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof, and Claims are Reinstated when the requirements for Reinstatement have been met by Debtors.

1.158    Released Parties means, collectively, and in each case in their capacities as such:  (a) the Debtors and Reorganized Debtors; (b) the DIP Facility Agents; (c) the DIP Facility Lenders; (d) the Exit Financing Agents; (e) the Exit Financing Lenders; (f) the Backstop Parties; (g) the Public Entities Releasing Parties; (h) the Consenting Creditors (solely in their capacity as holders of Subrogation Wildfire Claims); and (i) with respect to each of the foregoing entities (a) through (h), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.159    Releasing Parties means, collectively, and, in each case, in their capacities as such: (a) the Debtors; (b) the Reorganized Debtors, (c) any holder of a Claim that is Unimpaired under the Plan that does not file a timely objection to the releases provided for in Section 10.9(b) of the Plan; (d) any holder of a Claim (i) who votes to accept or reject the Plan, or (ii) whose vote to accept or reject the Plan is solicited but that does not vote either to accept or to reject the Plan and, in each case, does not indicate on a duly completed ballot submitted on or before the Voting Deadline that such holder opts out of granting the releases set forth in Section 10.9(b) of the Plan; (e) the DIP Facility Agents; (f) the DIP Facility Lenders; (g) the Exit Financing Agents; (h) the Exit Financing Lenders; (i) the Funded Debt Trustees; (j) the HoldCo Revolver Lenders; (k) the HoldCo Term Loan Lenders; (l) the Utility Revolver Lenders; (m) the Utility Term Loan Lenders; (n) the holders of Utility Senior Notes Claims; (o) the Public Entities Releasing Parties; (p) the Statutory Committees; (q) the Backstop Parties; (r) the Consenting Creditors; and (s) with respect to each of the foregoing entities (a) through (r), such entities’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, equity holders, members, partners, managers, employees, subcontractors, agents, advisory board members, restructuring advisors, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors (and employees thereof), and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.160     Reorganized Debtors means each of the Debtors, or any successor thereto, as reorganized, pursuant to and under the Plan, on the Effective Date.

1.161        Reorganized HoldCo means HoldCo as reorganized, pursuant to and under the Plan, on the Effective Date.

1.162        Reorganized Utility means the Utility as reorganized, pursuant to and under the Plan, on the Effective Date.

1.163        Restructuring means the restructuring of the Debtors, the principal terms of which are set forth in the Plan, the Plan Documents and the Plan Supplement.

1.164        Restructuring Transactions has the meaning set forth in Section 6.2(a) of the Plan.

1.165        Rights Offering means, if implemented, an offering pursuant to which each Eligible Offeree is entitled to receive subscription rights to acquire shares of New HoldCo Common Stock in accordance with the Plan, the Rights Offering Procedures, and the Backstop Commitment Letters.

1.166         Requisite Consenting Creditors has the meaning set forth in Subrogation Claims RSA.

1.167         Rights Offering Procedures means, if applicable, the procedures governing and for the implementation of the Rights Offering, as approved by the Bankruptcy Court.

1.168         Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, to be filed as part of the Plan Supplement.

1.169         Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be amended, supplemented, or modified from time to time.

1.170         Secured Claim means any Claim secured by a Lien on property in which a Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

1.171         Securities Act means the Securities Act of 1933, as amended from time to time.

1.172         Security has the meaning set forth in section 101(49) of the Bankruptcy Code.

1.173         Statutory Committees means collectively, the Creditors Committee and the Tort Claimants Committee.

1.174          Subordinated Debt Claim means any HoldCo Subordinated Debt Claim and any Utility Subordinated Debt Claim.

1.175        Subrogation Claims RSA means that certain Restructuring Support Agreement, dated as of September [●], 2019, by and among the Debtors and the Consenting Creditors (as defined therein), as amended, supplemented, restated, or otherwise modified from time to time, in accordance with its terms.

1.176          Subrogation Claims RSA Approval Order means the order of the Bankruptcy Court, dated [●], 2019, approving the Subrogation Claims RSA and the Allowance of the Utility Subrogation Wildfire Claims as provided therein [Docket No. [●]].

1.177          Subrogation Wildfire Claim means any Wildfire Claim (other than a Wildfire Claim arising from the Butte Fire (2015)) that arises from subrogation (whether such subrogation is contractual, equitable, or statutory), assignment (whether such assignment is contractual, equitable, or statutory), or otherwise in connection with payments made or to be made by the applicable insurer to insured tort victims, including attorneys’ fees, and whether arising as a matter of state or federal law, including, without limitation, under section 509 of the Bankruptcy Code.  For the avoidance of doubt, Subrogation Wildfire Claims shall include both “Paid” and “Reserved” claims, each as defined in the Subrogation Claims RSA.

1.178        Subrogation Wildfire Claim Allocation Agreement means the agreement entered into by and among certain holders of Subrogation Wildfire Claims, and which describes the procedures for the payment of Subrogation Wildfire Claims by the Subrogation Wildfire Trust, consistent with the terms of the Subrogation Claims RSA.

1.179         Subrogation Wildfire Trust means one or more trusts established on the Effective Date, in accordance with Section 6.4 of the Plan, to administer, process, settle, resolve, liquidate, satisfy and pay all Subrogation Wildfire Claims.

1.180         Subrogation Wildfire Trust Advisory Board means the advisory board appointed by the holders of Subrogation Wildfire Claims in accordance with the Subrogation Wildfire Claim Allocation Agreement to oversee the Subrogation Wildfire Trust in accordance with the Plan, the Subrogation Wildfire Trust Agreement, and the Subrogation Wildfire Claim Allocation Agreement.

1.181         Subrogation Wildfire Trust Agreement means that certain trust agreement or agreements substantially in the form included in the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Subrogation Group (as defined in the Subrogation Claims RSA) in accordance with the Subrogation Wildfire Claim Allocation Agreement, and the Debtors (whose consent will not be unreasonably withheld).

1.182         Subrogation Wildfire Trustee means the Person selected by the holders of Subrogation Wildfire Claims in accordance with the Subrogation Wildfire Claim Allocation Agreement to serve as the trustee or trustees of the Subrogation Wildfire Trust, and any successor thereto, in each case, appointed pursuant to the Subrogation Wildfire Trust Agreement; provided that, in the event the Debtors intend that a Subrogation Wildfire Trust will be funded (at least in part) through the issuance of tax-exempt bonds, the identity of the Person or Persons to be selected to serve as the trustee of such Subrogation Wildfire Trust shall not impair the use of tax-exempt financing.

1.183        Tax Code means title 26 of the United States Code, as amended from time to time.

1.184      Tort Claimants Committee means the official committee of tort claimants appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.185       Trading Order means the Final Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code Establishing (1) Notification Procedures and Certain Restrictions Regarding Ownership and Acquisitions of Stock of the Debtors and (2) a Record Date Regarding the Ownership of Claims Against the Debtors with Respect to Certain Notification and Sell-Down Procedures and Requirements, dated March 27, 2019 [Docket No. 1094].

1.186        U.S. Trustee means Andrew S. Vara, Acting United States Trustee for Region 3, or such other person appointed to serve as the United States Trustee in respect of the Chapter 11 Cases.

1.187         Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.188         Utility means Debtor Pacific Gas and Electric Company, a California corporation.

1.189         Utility Common Interest means any Interest in the Utility that is not a Utility Preferred Interest.

1.190         Utility Funded Debt Claim means any Claim arising under, or related to, the Utility Funded Debt Documents.

1.191        Utility Funded Debt Documents means, collectively, the (i) Utility Revolver Documents, (ii) Utility Term Loan Documents, (iii) Utility Senior Notes Documents, and (iv) PC Bond Documents.

1.192         Utility General Unsecured Claim means any General Unsecured Claim against the Utility.

1.193         Utility Ghost Ship Fire Claim means any Ghost Ship Fire Claim against the Utility.

1.194          Utility Intercompany Claim means any Intercompany Claim against the Utility.

1.195          Utility Letters of Credit means any letters of credit issued by a Utility Revolver Lender pursuant to the Utility Revolver Documents.

1.196          Utility Other Secured Claim means any Other Secured Claim against the Utility.

1.197          Utility Other Wildfire Claim means any Other Wildfire Claim against the Utility.

1.198          Utility Preferred Interest means any Interest in the Utility which results or arises from preferred stock issued by the Utility.

1.199          Utility Priority Non-Tax Claim means any Priority Non-Tax Claim against the Utility.

1.200          Utility Public Entities Wildfire Claim means any Public Entities Wildfire Claim against the Utility.

1.201        Utility Revolver Agent means Citibank, N.A., solely in its capacity as administrative agent under the Utility Revolver Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Utility Revolver Documents.

1.202         Utility Revolver Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of April 27, 2015, by and among Utility, the Utility Revolver Agent, and the Utility Revolver Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.203        Utility Revolver Documents means, collectively, the Utility Revolver Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.204        Utility Revolver Lenders means the lenders under the Utility Revolver Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Utility Revolver Credit Agreement.

1.205          Utility Senior Notes means, collectively, the following series of notes issued by the Utility pursuant to the Utility Senior Notes Indentures:  (a) 3.50% Senior Notes due October 1, 2020; (b) 3.50% Senior Notes due October 1, 2020; (c) 4.25% Senior Notes due May 15, 2021; (d) 3.25% Senior Notes due September 15, 2021; (e) 2.45% Senior Notes due August 15, 2022; (f) 3.25% Senior Notes due June 15, 2023; (g) 4.25% Senior Notes due

August 1, 2023; (h) 3.85% Senior Notes due November 15, 2023; (i) 3.75% Senior Notes due February 15, 2024; (j) 3.40% Senior Notes due August 15, 2024; (k) 3.50% Senior Notes due June 15, 2025; (l) 3.50% Senior Notes due June 15, 2025, (m) 2.95% Senior Notes due March 1, 2026; (n) 3.30% Senior Notes due March 15, 2027; (o) 3.30% Senior Notes due December 1, 2027; (p) 4.65% Senior Notes due August 1, 2028; (q) 6.05% Senior Notes due March 1, 2034; (r) 5.80% Senior Notes due March 1, 2037; (s) 5.80% Senior Notes due March 1, 2037; (t) 6.35% Senior Notes due February 15, 2038; (u) 6.25% Senior Notes due March 1, 2039; (v) 5.40% Senior Notes due January 15, 2040; (w) 5.40% Senior Notes due January 15, 2040; (x) 4.50% Senior Notes due December 15, 2041; (y) 4.45% Senior Notes due April 15, 2042; (z) 3.75% Senior Notes due August 15, 2042; (aa) 4.60% Senior Notes due June 15, 2043; (bb) 5.125% Senior Notes due November 15, 2043; (cc) 4.75% Senior Notes due February 15, 2044; (dd) 4.75% Senior Notes due February 15, 2044; (ee) 4.30% Senior Notes due March 15, 2045; (ff) 4.30% Senior Notes due March 15, 2045; (gg) 4.25% Senior Notes due March 15, 2046; (hh) 4.00% Senior Notes due December 1, 2046; (ii) 4.00% Senior Notes due December 1, 2046; and (jj) 3.95% Senior Notes due December 1, 2047.

1.206        Utility Senior Notes Claim means any Claim arising under, or related to, the Utility Senior Notes Documents.

1.207        Utility Senior Notes Documents means, collectively, the Utility Senior Notes Indentures, the Utility Senior Notes, and all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

1.208       Utility Senior Notes Indentures means, the following senior notes indentures, between the Utility, as issuer, and the Utility Senior Notes Trustee, governing the Utility Senior Notes, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time): (a) Amended and Restated Indenture, dated as of April 22, 2005; (b) First Supplemental Indenture, dated as of March 13, 2007 – Supplement to the Amended and Restated Indenture dated as of April 22, 2005; (c) Third Supplemental Indenture, dated as of March 3, 2008 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (d) Sixth Supplemental Indenture, dated as of March 6, 2009 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (e) Seventh Supplemental Indenture, dated as of June 11, 2009 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005 (f) Eighth Supplemental Indenture dated as of November 18, 2009 – Supplement to the Amended and Restated Indenture dated as of April 22, 2005; (g) Ninth Supplemental Indenture, dated as of April 1, 2010 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (h) Tenth Supplemental Indenture, dated as of September 15, 2010 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (i) Twelfth Supplemental Indenture, dated as of November 18, 2010 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (j) Thirteenth Supplemental Indenture dated as of May 13, 2011 – Supplement to the Amended and Restated Indenture dated as of April 22, 2005; (k) Fourteenth Supplemental Indenture dated as of

September 12, 2011 – Supplement to the Amended and Restated Indenture dated as of April 22, 2005; (l) Sixteenth Supplemental Indenture, dated as of December 1, 2011 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (m) Seventeenth Supplemental Indenture, dated as of April 16, 2012 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (n) Eighteenth Supplemental Indenture, dated as of August 16, 2012 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (o) Nineteenth Supplemental Indenture, dated as of June 14, 2013 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (p) Twentieth Supplemental Indenture, dated as of November 12, 2013 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (q) Twenty-First Supplemental Indenture, dated as of February 21, 2014 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (r) Twenty-Third Supplemental Indenture, dated as of August 18, 2014 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (s) Twenty-Fourth Supplemental Indenture, dated as of November 6, 2014 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (t) Twenty-Fifth Supplemental Indenture, dated as of June 12, 2015 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (u) Twenty-Sixth Supplemental Indenture, dated as of November 5, 2015 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (v)  Twenty-Seventh Supplemental Indenture, dated as of March 1, 2016 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (w) Twenty-Eighth Supplemental Indenture, dated as of December 1, 2016 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (x)  Twenty-Ninth Supplemental Indenture, dated as of March 10, 2017 – Supplement to the Amended and Restated Indenture, dated as of April 22, 2005; (y) Indenture, dated as of November 29, 2017; (z) Indenture, dated as of August 6, 2018; and (aa) First Supplemental Indenture dated as of August 6, 2018 – Supplement to the Indenture, dated as of August 6, 2018;

1.209        Utility Senior Notes Trustee means, as applicable, The Bank of New York Mellon Trust Company, N.A., or BOKF, N.A. solely in their capacity as indenture trustee or successor indenture trustee under the Utility Senior Notes Indentures for the applicable Utility Senior Notes, and their successors and assigns.

1.210        Utility Subordinated Debt Claim means any Claim against the Utility that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim for reimbursement, indemnification or contribution.

1.211         Utility Subrogation Wildfire Claim means any Subrogation Wildfire Claim against the Utility.

1.212        Utility Term Loan Agent means The Bank of Tokyo- Mitsubishi UFJ, Ltd., solely in its capacity as administrative agent under the Utility Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Utility Term Loan Documents.

1.213        Utility Term Loan Credit Agreement means that certain Term Loan Agreement, dated as of February 23, 2018, by and among the Utility as borrower, the Utility Term Loan Agent, and the Utility Term Loan Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.214        Utility Term Loan Documents means, collectively, the Utility Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (in each case, as amended, supplemented, restated, or otherwise modified from time to time).

1.215        Utility Term Loan Lenders means the lenders under the Utility Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Utility Term Loan Credit Agreement.

1.216       Utility Workers’ Compensation Claim means any Claim against the Utility by an employee of the Utility for the payment of workers’ compensation benefits under applicable law.

1.217        Voting Deadline means the date set by the Bankruptcy Court by which all completed Ballots must be received.

1.218        Wildfire Assistance Program means the Wildfire Assistance Program established and administered pursuant to the Wildfire Assistance Program Orders.

1.219        Wildfire Assistance Program Orders means, collectively, the Order Authorizing Debtors to Establish and Fund Program to Assist Wildfire Claimants with Alternative Living Expenses and Other Urgent Needs and (b) Granting Related Relief, dated May 24, 2019 [Docket No. 2223], the Supplemental Order (a) Approving Appointment of Administrator and Establishing Guidelines for the Wildfire Assistance Program and (b) Granting Related Relief, dated June 5, 2019 [Docket No. 2409], and the Order (a) Establishing Qualified Settlement Fund for the Wildfire Assistance Program and (b) Authorizing QSF Administrator, dated July 17, 2019 [Docket No. 3026].

1.220        Wildfire Claim means any past, present or future Claim in any way relating to the Wildfires, including, but not limited to, any Claim resulting from the Wildfires for (a) general and/or specific damages, including any Claim for personal injury, wrongful death, emotional distress and similar claims, pavement fatigue, damage to culverts, ecosystem service losses, municipal budget adjustments/reallocation, lost revenue and tax impacts, local share of reimbursed fire clean-up costs, future estimated infrastructure costs, water service losses, lost landfill capacity, costs related to unmet housing (e.g., housing market impact due to the Wildfires and adjustments for increased homeless population), and/or hazard mitigation costs (including, watershed restoration and hazardous tree removal expenses); (b) damages for repair, depreciation and/or replacement of damaged, destroyed, and/or lost personal and/or real property; (c) damages for loss of the use, benefit, goodwill, and enjoyment of real and/or personal property; (d) damages for loss of wages, earning capacity and/or business profits and/or any related displacement expenses; (e) economic losses; (f) damages for wrongful injuries to timber, trees, or underwood under California Civil Code § 3346; (g) damages for injuries to trees under California Code of Civil Procedure § 733; (h) punitive and exemplary damages under California Civil Code §§ 733 and 3294, California Public Utilities Code § 2106, or otherwise, (i) restitution; (j) fines or penalties; (k) any and all costs of suit, including all attorneys’ fees and expenses, expert fees, and related costs, including all attorneys and other fees under any theory of inverse condemnation; (l) for prejudgment interest fees; (m) other litigation costs stemming from the Wildfires; and (n) declaratory and/or injunctive relief.  For avoidance of doubt and without prejudice to the Debtors’ right to object to any such Claim, “Wildfire Claim” shall not include any (x) Claim for substantial contribution under section 503(b) of the Bankruptcy Code, (y) Ghost Ship Fire Claim, or (z) any Subordinated Debt Claim and HoldCo Common Interest.

1.221        Wildfire Insurance Policy means any Insurance Policy that was issued or allegedly issued that does or may afford the Debtors rights, benefits, indemnity, or insurance coverage with respect to any Wildfire Claim.

1.222          Wildfire Insurance Proceeds means any proceeds received by the Debtors under a Wildfire Insurance Policy.

1.223          Wildfire Legislation (A.B. 1054) means A.B. 1054, 2019 Assemb. (Cal. 2019).

1.224          Wildfires means the wildfires that occurred in Northern California, listed on Exhibit B annexed hereto.

1.225          Wildfire Trust Agreements means, collectively, the Subrogation Wildfire Trust Agreement and the Other Wildfire Trust Agreement.

1.226          Wildfire Trusts means, collectively, the Subrogation Wildfire Trust and the Other Wildfire Trust.

1.227        Wildfire Victim Recovery Bonds means, if applicable, the bonds to be issued by a California State government special purpose entity and/or a subsidiary of the Reorganized Debtors pursuant to the Wildfire Victim Recovery Bonds Documents.

1.228         Wildfire Victim Recovery Bonds Documents means, collectively, all agreements, documents, and instruments delivered or entered into pursuant to or in connection with the Wildfire Victim Recovery Bonds (in each case, as amended, supplemented, restated, or otherwise modified from time to time), each of which shall be, to the extent applicable, consistent with the Wildfire Victim Recovery Bonds Term Sheets, and the Wildfire Victim Recovery Bonds Legislation.

1.229         Wildfire Victim Recovery Bonds Legislation means any legislation or related guidance enacted by the State of California or the CPUC providing for the right to impose

Wildfire Victim Recovery Charges that would serve as security for the Wildfire Victim Recovery Bonds.

1.230        Wildfire Victim Recovery Bonds Term Sheets means those certain term sheets that, if applicable, shall be included in the Plan Supplement that set forth the principal terms of the Wildfire Victim Recovery Bonds.

1.231         Wildfire Victim Recovery Charges means nonbypassable securitization charges on a dedicated rate component imposed on the retail electric customers of the Utility.

1.232         Workers’ Compensation Claims means, collectively, the HoldCo Workers’ Compensation Claims and the Utility Workers’ Compensation Claims.

Interpretation; Application of Definitions and Rules of Construction.

For purposes herein: (a) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein; (b) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (c) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (e) a term used herein that is not defined herein or by cross reference shall have the meaning assigned to that term in the Bankruptcy Code; (f) the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan; (g) the headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof; (h) in the event that a particular term of the Plan (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan or any settlement or other agreement contemplated hereunder, the definitive documentation shall control and shall be binding on the parties thereto; (i) except as otherwise provided, any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (j) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of the Plan, all without further notice to or action, order, or approval of the court or any other entity, and such interpretation shall control in all respects; (k) except as otherwise provided, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (l) any docket number references in the Plan shall refer to the docket number of any document filed with the Bankruptcy Court in the Chapter 11 Cases.

Certain Consent Rights.

Notwithstanding anything in the Plan to the contrary, and without limiting the Debtors’ fiduciary duties, any and all consent rights of any party set forth in the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, or any other plan support agreement that the Debtors hereafter enter into with any other parties with respect to the form and substance of this Plan, the Plan Supplement, the Plan Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein until such time as the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, or, as applicable, such other plan support agreements, are terminated in accordance with their terms.

ARTICLE II.

Administrative Expense Claims, Priority Tax Claims and Other Unclassified Claims

2.1          Administrative Expense Claims.  In full and final satisfaction, settlement, release, and discharge of any Allowed Administrative Expense Claim against a Debtor, except to the extent the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Administrative Expense Claim against a Debtor agrees to a less favorable treatment of such Administrative Expense Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction, settlement, and discharge of such Allowed Administrative Expense Claim, an amount in Cash equal to the Allowed amount of such Administrative Expense Claim; provided that any Allowed Administrative Expense Claim that is not due and payable prior to the Effective Date, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2          Professional Fee Claims.

(a)          All final requests for the payment of Professional Fee Claims against a Debtor, including any Professional Fee Claim incurred during the period from the Petition Date through and including the Effective Date, must be filed and served on the Reorganized Debtors no later than sixty (60) days after the Effective Date.  All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Interim Compensation Order, and any other prior orders of the Bankruptcy Court regarding the payment of Professionals in the Chapter 11 Cases, and once approved by the Bankruptcy Court, promptly paid in Cash in the Allowed amount from the Professional Fee Escrow Account.  If the Professional Fee Escrow Account is insufficient to fund the full Allowed amount of all Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be allocated among and paid in full in Cash directly by the Reorganized Debtors.

(b)          Prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount.  Such funds shall not be considered property of the estates of the Debtors or the Reorganized Debtors.  Any amounts remaining in the Professional Fee Escrow Account after payment in full of all Allowed Professional Fee Claims shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)          No later than ten (10) Business Days prior to the Effective Date, each Professional shall provide the restructuring advisors for the Debtors with an estimate of its unpaid Professional Fee Claims incurred in rendering services to the Debtors or their estates before and as of the Effective Date; provided, that such estimate shall not be deemed to limit the amount of fees and expenses that are the subject of the Professional’s final request for payment of its Professional Fee Claims whether from the Professional Fee Escrow Account or, if insufficient, from the Reorganized Debtors.  If a Professional does not timely provide an estimate as set forth above, the Debtors or Reorganized Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional for purposes of funding the Professional Fee Escrow Account.  The total amount of Professional Fee Claims estimated pursuant to this Section shall comprise the Professional Fee Reserve Amount.  The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated to the applicable Debtor for whose benefit such Professional Fees Claims were incurred.

(d)          Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3          DIP Facility Claims.  In full and final satisfaction, settlement, release, and discharge of the Allowed DIP Facility Claims against the Debtors (subject to the last sentence of this Section 2.3), on the Effective Date, such Allowed DIP Facility Claims shall be paid in full in Cash by the Debtors in the Allowed amount of such DIP Facility Claims and all commitments under the DIP Facility Documents shall terminate.  On the Effective Date, any DIP Letters of Credit outstanding shall be replaced, returned to the issuing DIP Facility Lender, or collateralized with cash or backstopped with new letters of credit in accordance with the terms of the applicable DIP Letter of Credit and the DIP Facility Documents.  Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Documents not yet due and payable), the termination of all commitments thereunder, and the replacement, return, collateralization or backstop of all outstanding DIP Letters of Credit in accordance with the terms of this Plan, on the Effective Date, all Liens granted to secure such obligations automatically shall be terminated and of no further force and effect.

2.4         Priority Tax Claims.  In full and final satisfaction, settlement, release, and discharge of any Allowed Priority Tax Claim against a Debtor, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Priority Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors or Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date or as soon as reasonably practicable thereafter, or (b) Cash, in equal semi-annual installments and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable nonbankruptcy rate, which as to any Allowed Priority Tax Claim of the Internal Revenue Service on behalf of the United States shall be the applicable rate specified by the Tax Code, as of the Confirmation Date, applied pursuant to section 511 of the Bankruptcy Code, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim.  Any Allowed Priority Tax Claim that is not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligation becomes due.

ARTICLE III.

Classification of Claims and Interests

3.1         Classification in General.  A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2          Summary of Classification.

(a)          The following table designates the Classes of Claims against, and Interests in, the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) presumed to accept or deemed to reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.

Class	Designation	Impairment	Entitled to Vote
Claims Against and Interests in HoldCo
Class 1A	HoldCo Other Secured Claims	Unimpaired	No (presumed to accept)
Class 2A	HoldCo Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
Class 3A	HoldCo Funded Debt Claims	Unimpaired	No (presumed to accept)
Class 4A	HoldCo General Unsecured Claims	Unimpaired	No (presumed to accept)
Class 5A-I	HoldCo Public Entities Wildfire Claims	Impaired	Yes
Class 5A-II	HoldCo Subrogation Wildfire Claims	Impaired	Yes
Class 5A-III	HoldCo Other Wildfire Claims	Impaired	Yes
Class 5A-IV	HoldCo Ghost Ship Fire Claims	Unimpaired	No (presumed to accept)
Class 6A	HoldCo Workers’ Compensation Claims	Unimpaired	No (presumed to accept)
Class 7A	HoldCo Intercompany Claims	Unimpaired	No (presumed to accept)
Class 8A	HoldCo Subordinated Debt Claims	Unimpaired	No (presumed to accept)
Class 9A	HoldCo Common Interests	Impaired	Yes
Class 10A	HoldCo Other Interests	Unimpaired	No (presumed to accept)
Claims Against and Interests in the Utility
Class 1B	Utility Other Secured Claims	Unimpaired	No (presumed to accept)
Class 2B	Utility Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
Class 3B	Utility Funded Debt Claims	Unimpaired	No (presumed to accept)
Class 4B	Utility General Unsecured Claims	Unimpaired	No (presumed to accept)
Class 5B-I	Utility Public Entities Wildfire Claims	Impaired	Yes
Class 5B-II	Utility Subrogation Wildfire Claims	Impaired	Yes
Class 5B-III	Utility Other Wildfire Claims	Impaired	Yes
Class 5B-IV	Utility Ghost Ship Fire Claims	Unimpaired	No (presumed to accept)
Class 6B	Utility Workers’ Compensation Claims	Unimpaired	No (presumed to accept)
Class 7B	2001 Utility Exchange Claims	Unimpaired	No (presumed to accept)
Class 8B	Utility Intercompany Claims	Unimpaired	No (presumed to accept)
Class 9B	Utility Subordinated Debt Claims	Unimpaired	No (presumed to accept)
Class 10B	Utility Preferred Interests	Unimpaired	No (presumed to accept)
Class 11B	Utility Common Interests	Unimpaired	No (presumed to accept)

3.3           Separate Classification of Other Secured Claims.  Each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving distributions under this Plan.

3.4          Nonconsensual Confirmation.  In the event any impaired Class of Claims or Interests entitled to vote on the Plan does not accept the Plan by the requisite statutory majority under section 1126(c) of the Bankruptcy Code, then the Debtors reserve the right to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

3.5          Debtors’ Rights in Respect of Unimpaired Claims.  Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Claim that is not “impaired” (within the meaning of such term in section 1124 of the

Bankruptcy Code), including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Claim.

ARTICLE IV.

Treatment of Claims and Interests

4.1          Class 1A – HoldCo Other Secured Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Other Secured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Other Secured Claim agree to a less favorable treatment of such Claim, each holder of an Allowed HoldCo Other Secured Claim shall, at the option of the Debtors or Reorganized Debtors, (i) retain its HoldCo Other Secured Claim and the Collateral securing such Claim; (ii) receive Cash in an amount equal to such Allowed Claim, including the payment of any interest due and payable under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as reasonably practicable thereafter; or (iii) receive treatment of such Allowed HoldCo Other Secured Claim in any other manner that is necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.  In the event a HoldCo Other Secured Claim is treated under clause (ii) of this Section 4.1(a), the Liens securing such Other Secured Claim shall be deemed released immediately upon payment.

(b)          Impairment and Voting:  The HoldCo Other Secured Claims are Unimpaired, and the holders of HoldCo Other Secured Claims are presumed to have accepted the Plan.

4.2          Class 2A – HoldCo Priority Non-Tax Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Priority Non-Tax Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Priority Non-Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed HoldCo Priority Non-Tax Claim shall receive, at the option of the Debtors or Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed HoldCo Priority Non-Tax Claim, including interest through the Effective Date calculated at the Federal Judgment Rate, payable on the Effective Date or as soon as reasonably practicable thereafter, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code..

(b)          Impairment and Voting:  The HoldCo Priority Non-Tax Claims are Unimpaired, and the holders of HoldCo Priority Non-Tax Claims are presumed to have accepted the Plan.

4.3          Class 3A:  HoldCo Funded Debt Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo Funded Debt Claim, except to the extent that the Debtors or Reorganized

Debtors, as applicable, and a holder of an Allowed HoldCo Funded Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed HoldCo Funded Debt Claim shall receive Cash in an amount equal to (i) the principal amount outstanding as of the Petition Date of such holder’s HoldCo Funded Debt Claim plus all accrued and unpaid interest owed as of the Petition Date at the non-default contract rate plus (ii) all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate.

(b)          Impairment and Voting:  The HoldCo Funded Debt Claims are Unimpaired, and the holders of HoldCo Funded Debt Claims are presumed to have accepted the Plan.

4.4          Class 4A:  HoldCo General Unsecured Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed HoldCo General Unsecured Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo General Unsecured Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed HoldCo General Unsecured Claim shall receive Cash in an amount equal to such holder’s Allowed HoldCo General Unsecured Claim.  The Allowed amount of any HoldCo General Unsecured Claim shall include all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate.

(b)          Impairment and Voting:  The HoldCo General Unsecured Claims are Unimpaired, and holders of HoldCo General Unsecured Claims are presumed to have accepted the Plan.

4.5          Class 5A-I – HoldCo Public Entities Wildfire Claims.

(a)          Treatment: On the Effective Date, all HoldCo Public Entities Wildfire Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Public Entities Wildfire Claims.  HoldCo Public Entities Wildfire Claims shall be satisfied solely from the Cash amount of $1.0 billion and the Public Entities Segregated Defense Fund, as described in section 4.18(a) of the Plan.

(b)          Impairment and Voting: The HoldCo Public Entities Wildfire Claims are Impaired, and holders of HoldCo Public Entities Wildfire Claims are entitled to vote to accept or reject the Plan.

4.6          Class 5A-II – HoldCo Subrogation Wildfire Claims.

(a)          Treatment: On the Effective Date, all HoldCo Subrogation Wildfire Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Subrogation Wildfire Claims. Pursuant to the Channeling Injunction, each holder of a HoldCo Subrogation Wildfire Claim shall have its Claim permanently channeled to the Subrogation Wildfire Trust, and such Claim shall be asserted exclusively against the Subrogation Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(b)          Impairment and Voting: The HoldCo Subrogation Wildfire Claims are Impaired, and holders of HoldCo Subrogation Wildfire Claims are entitled to vote to accept or reject the Plan.

4.7            Class 5A-III – HoldCo Other Wildfire Claims.

(a)          Treatment: On the Effective Date, all HoldCo Other Wildfire Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Other Wildfire Claims.  Pursuant to the Channeling Injunction, each holder of a HoldCo Other Wildfire Claim shall have its Claim permanently channeled to the Other Wildfire Trust, and such Claim shall be asserted exclusively against the Other Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(b)           Impairment and Voting: The HoldCo Other Wildfire Claims are Impaired, and holders of HoldCo Other Wildfire Claims are entitled to vote to accept or reject the Plan.

4.8            Class 5A-IV – HoldCo Ghost Ship Fire Claims.

(a)          Treatment: On and after the Effective Date, each holder of a HoldCo Ghost Ship Fire Claim shall be entitled to pursue its Claim against Reorganized HoldCo as if the Chapter 11 Cases had not commenced.

(b)          Impairment and Voting: The HoldCo Ghost Ship Fire Claims are Unimpaired, and the holders of HoldCo Ghost Ship Fire Claims are presumed to have accepted the Plan.

4.9            Class 6A – HoldCo Workers’ Compensation Claims.

(a)          Treatment:  On and after the Effective Date, each Holder of a HoldCo Workers’ Compensation Claim shall be entitled to pursue its Claim against Reorganized HoldCo as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The HoldCo Workers’ Compensation Claims are Unimpaired, and holders of HoldCo Workers’ Compensation Claims are presumed to have accepted the Plan.

4.10          Class 7A – HoldCo Intercompany Claims.

(a)          Treatment:  On the Effective Date, all Allowed HoldCo Intercompany Claims shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated, in each case as determined in the sole discretion of the Debtors or the Reorganized Debtors, as applicable.

(b)          Impairment and Voting:  The HoldCo Intercompany Claims are Unimpaired, and the holders of HoldCo Intercompany Claims are presumed to have accepted the Plan.

4.11          Class 8A – HoldCo Subordinated Debt Claims.

(a)           Treatment:  In full and final satisfaction, settlement, release, and discharge of any HoldCo Subordinated Debt Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed HoldCo Subordinated Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed HoldCo Subordinated Debt Claim shall receive Cash in an amount equal to such holder’s Allowed HoldCo Subordinated Debt Claim.

(b)          Impairment and Voting:  The HoldCo Subordinated Debt Claims are Unimpaired, and the holders of HoldCo Subordinated Debt Claims are presumed to have accepted the Plan.

4.12          Class 9A – HoldCo Common Interests.

(a)           Treatment:  On the Effective Date, subject to the New Organizational Documents, each holder of a HoldCo Common Interest shall retain such Interest subject to dilution from any New HoldCo Common Stock, or securities linked to New HoldCo Common Stock, issued pursuant to the Plan and, if applicable, shall receive a pro rata distribution of any subscription rights to be distributed to holders of HoldCo Common Interests in connection with a Rights Offering.

(b)          Impairment and Voting:  The HoldCo Common Interests are Impaired, and the holders of HoldCo Common Interests are entitled to vote to accept or reject the Plan.

4.13          Class 10A – HoldCo Other Interests.

(a)          Treatment:  On the Effective Date, each holder of a HoldCo Other Interest shall have such holder’s HoldCo Other Interest Reinstated.

(b)          Impairment and Voting:  The HoldCo Other Interests are Unimpaired, and the holders of HoldCo Other Interests are presumed to have accepted the Plan.

4.14          Class 1B – Utility Other Secured Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed Utility Other Secured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility Other Secured Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Utility Other Secured Claim shall, at the option of the Debtors or Reorganized Debtors, (i) retain its Utility Other Secured Claim and the Collateral securing such Claim; (ii) receive Cash in an amount equal to such Allowed Claim, including the payment of any interest due and payable under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon as reasonably practicable thereafter; or (iii) receive treatment of such

Allowed Utility Other Secured Claim in any other manner that is necessary to satisfy the requirements of section 1124 of the Bankruptcy Code.  In the event a Utility Other Secured Claim is treated under clause (ii) of this Section 4.14(a), the Liens securing such Other Secured Claim shall be deemed released immediately upon payment.

(b)          Impairment and Voting:  The Utility Other Secured Claims are Unimpaired, and the holders of Utility Other Secured Claims are presumed to have accepted the Plan.

4.15          Class 2B – Utility Priority Non-Tax Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed Utility Priority Non-Tax Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility Priority Non-Tax Claim agree to a less favorable treatment of such Claim, each holder of an Allowed Utility Priority Non-Tax Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable (i) Cash in an amount equal to such Allowed Utility Priority Non-Tax Claim, including interest through the Effective Date calculated at the Federal Judgment Rate, payable on the Effective Date or as soon as reasonably practicable thereafter, or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)         Impairment and Voting:  The Utility Priority Non-Tax Claims are Unimpaired, and the holders of Utility Priority Non-Tax Claims are presumed to have accepted the Plan.

4.16          Class 3B:  Utility Funded Debt Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed Utility Funded Debt Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility Funded Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Utility Funded Debt Claim shall receive Cash in an amount equal to (i) the principal amount outstanding as of the Petition Date of such holder’s Utility Funded Debt Claim plus all accrued and unpaid interest owed as of the Petition Date at the non-default contract rate plus (ii) all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate.  The Debtors believe that under the documents governing the Utility Funded Debt Claims and applicable law, no make-whole or similar amounts are payable upon payment of the Utility Funded Debt Claims.  Accordingly, the Allowed amount of any Utility Funded Debt Claim shall not include any Claim for make-whole or similar amounts.  Notwithstanding the foregoing, if it is determined that any holder of a Utility Funded Debt Claim is entitled to payment of a make-whole or similar amount or that postpetition interest is payable at a rate other than the Federal Judgment Rate, the treatment of such Claim shall be modified in a manner to render the Claim Unimpaired.

On the Effective Date, any Utility Letters of Credit outstanding shall be replaced, returned to the issuing Utility Revolver Lender, or collateralized with cash or new letters of credit in accordance with the terms of the applicable Utility Letter of Credit and the Utility Revolver Documents.

(b)          Impairment and Voting: The Utility Funded Debt Claims are Unimpaired, and the holders of Utility Funded Debt Claims are presumed to have accepted the Plan.

4.17          Class 4B:  Utility General Unsecured Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Allowed Utility General Unsecured Claim, except to the extent that the Debtors or Reorganized Debtors, as applicable, and a holder of an Allowed Utility General Unsecured Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Utility General Unsecured Claim shall receive Cash in an amount equal to such holder’s Allowed Utility General Unsecured Claim.  The Allowed amount of any Utility General Unsecured Claim shall reflect all interest accrued from the Petition Date through the Effective Date at the Federal Judgment Rate.

(b)          Impairment and Voting:  The Utility General Unsecured Claims are Unimpaired, and the holders of Utility General Unsecured Claims are presumed to have accepted the Plan.

4.18          Class 5B-I – Utility Public Entities Wildfire Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of all Allowed Utility Public Entities Wildfire Claims, on the Effective Date, or as soon as reasonably practicable thereafter, but in no event later than thirty (30) days after the Effective Date, the Public Entities shall receive an aggregate Cash amount of $1.0 billion, as provided in the Public Entities Plan Support Agreements, to be distributed in accordance with the Public Entities Settlement Distribution Protocol.  The Reorganized Debtors shall also establish the Public Entities Segregated Defense Fund, in accordance with the terms of the Public Entities Plan Support Agreements.  Utility Public Entities Wildfire Claims shall be satisfied solely from the Cash amount of $1.0 billion and the Public Entities Segregated Defense Fund, as described above.

(b)          Impairment and Voting: The Utility Public Entities Wildfire Claims are Impaired, and holders of the Utility Public Entities Wildfire Claims are entitled to vote to accept or reject the Plan.

4.19          Class 5B-II – Utility Subrogation Wildfire Claims.

The Utility Subrogation Wildfire Claims shall be treated as follows:

(a)          Allowance: For purposes of this Plan, and in accordance with the Subrogation Claims RSA Approval Order, the Utility Subrogation Wildfire Claims shall be settled and Allowed in the aggregate amount of $11 billion.

(b)          Treatment: On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall fund the Subrogation Wildfire Trust with Cash in the amount of $11 billion.  No postpetition, and pre-Effective Date, interest shall be paid with respect to the Utility

Subrogation Wildfire Claims as Allowed pursuant to the immediately preceding clause (a).  All Utility Subrogation Wildfire Claims shall be satisfied solely from the assets funded to the Subrogation Wildfire Trust.  The Plan may be amended prior to the entry of the Disclosure Statement Order in accordance with the Subrogation Claims RSA to replace a portion of the Cash consideration with Non‑cash Recovery.

(c)          Professional Fees: On the Effective Date, the Reorganized Debtors shall pay the reasonable, documented, and contractual professional fees of the Ad Hoc Professionals (as such term is defined in the Subrogation Claims RSA) up to an aggregate amount of $55 million (inclusive of all such fees and expenses paid by the Debtors prior to the Effective Date, and which shall include success fees, transaction fees or other similar fees).

(d)          Distributions and Discharge: Funding of the Subrogation Wildfire Trust as provided above shall be in full and final satisfaction, release, and discharge of all Utility Subrogation Wildfire Claims.  Each holder of a Utility Subrogation Wildfire Claim that is party to the Subrogation Wildfire Claim Allocation Agreement shall receive payment as determined in accordance with the Subrogation Wildfire Claim Allocation Agreement.  Holders of Disputed Utility Subrogation Wildfire Claims as of the Effective Date shall not receive any payment unless and until such claims either are resolved consensually as between such holders and the Subrogation Wildfire Trustee or become Allowed Claims.

(e)          Channeling Injunction: On the Effective Date, the Debtors’ liability for all Utility Subrogation Wildfire Claims shall be fully assumed by, and be the sole responsibility of, the Subrogation Wildfire Trust, and all such Claims shall be satisfied solely from the assets of the Subrogation Wildfire Trust.  Pursuant to the Channeling Injunction, each holder of a Utility Subrogation Wildfire Claim shall have its Claim permanently channeled to the Subrogation Wildfire Trust, and such Claim shall be asserted exclusively against the Subrogation Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(f)          In accordance with the provisions of the Subrogation Claims RSA, the Confirmation Order shall contain the following findings and order:

(i)          the resolution of the Debtors’ insolvency proceeding provides funding or establishes reserves for, provides for assumption of, or otherwise provides for satisfying any prepetition wildfire claims asserted against the Debtors in the insolvency proceeding in the amounts agreed upon in any pre-insolvency proceeding settlement agreements or any post-insolvency settlement agreements, authorized by the court through an estimation process or otherwise allowed by the court, and

(ii)          any settlement or other agreement with any holder or holders of an Other Wildfire Claim that fixes the amount or terms for satisfaction of such Claim, including by a post-Effective Date trust established for the resolution and payment of such Claim, shall contain as a condition to payment or other distribution that the holder or holders of such Claim contemporaneously execute and deliver a release and waiver of any and all claims to the fullest extent permitted by law against all parties in interest in the Chapter 11 Cases, including any potential made-whole claims against present and former holders of Subrogation Wildfire Claims, which release shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors.

(g)          Impairment and Voting:  The Utility Subrogation Wildfire Claims are Impaired, and holders of Utility Subrogation Wildfire Claims are entitled to vote to accept or reject the Plan.

4.20          Class 5B-III – Utility Other Wildfire Claims.

(a)          Treatment:  In accordance with the requirements of section 3292 of the Wildfire Legislation (A.B. 1054), on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall establish and fund the Other Wildfire Trust with the Other Wildfire Claims Estimation Consideration.  Utility Other Wildfire Claims shall be satisfied solely from the Other Wildfire Claims Estimation Consideration.

(b)          Funding of the Other Wildfire Trust as provided above shall be in full and final satisfaction, release, and discharge of all Utility Other Wildfire Claims.  Each holder of a Utility Other Wildfire Claim shall receive payment as determined in accordance with the Other Wildfire Claims Resolution Procedures.

(c)          On the Effective Date, the Debtors’ liability for all Utility Other Wildfire Claims shall be fully assumed by, and be the sole responsibility of the Other Wildfire Trust, and all such Claims shall be satisfied solely from the assets of the Other Wildfire Trust.  Pursuant to the Channeling Injunction, each holder of a Utility Other Wildfire Claim shall have its Claim permanently channeled to the Wildfire Trust, and such Claim shall be asserted exclusively against the Wildfire Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(d)          It is a condition precedent to the occurrence of the Effective Date that the Debtors’ aggregate liability with respect to Other Wildfire Claims as determined pursuant to the Other Wildfire Claims Estimation Proceeding shall not exceed the Other Wildfire Claims Cap.

(e)          Impairment and Voting:  The Utility Other Wildfire Claims are Impaired, and holders of Utility Other Wildfire Claims are entitled to vote to accept or reject the Plan.

4.21          Class 5B-IV – Utility Ghost Ship Fire Claims.

(a)          Treatment:  On and after the Effective Date, each holder of a Utility Ghost Ship Fire Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not commenced.

(b)          Impairment and Voting: The Utility Ghost Ship Fire Claims are Unimpaired, and the holders of Utility Ghost Ship Fire Claims are presumed to have accepted the Plan.

4.22          Class 6B – Utility Workers’ Compensation Claims.

(a)          Treatment:  On and after the Effective Date, each Holder of a Utility Workers’ Compensation Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The Utility Workers’ Compensation Claims are Unimpaired, and holders of Utility Workers’ Compensation Claims are presumed to have accepted the Plan.

4.23          Class 7B – 2001 Utility Exchange Claims.

(a)          Treatment:  On and after the Effective Date, each Holder of a 2001 Utility Exchange Claim shall be entitled to pursue its Claim against the Reorganized Utility as if the Chapter 11 Cases had not been commenced.

(b)          Impairment and Voting: The 2001 Utility Exchange Claims are Unimpaired, and holders of 2001 Utility Exchange Claims are presumed to have accepted the Plan.

4.24          Class 8B – Utility Intercompany Claims.

(a)          Treatment:  On the Effective Date, all Allowed Utility Intercompany Claims shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated, in each case as determined in the sole discretion of the Debtors or the Reorganized Debtors, as applicable.

(b)          Impairment and Voting:  The Utility Intercompany Claims are Unimpaired, and holders of Utility Intercompany Claims are presumed to have accepted the Plan.

4.25          Class 9B – Utility Subordinated Debt Claims.

(a)          Treatment:  In full and final satisfaction, settlement, release, and discharge of any Utility Subordinated Debt Claim, except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed Utility Subordinated Debt Claim agree to a less favorable treatment of such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder of an Allowed Utility Subordinated Debt Claim shall receive Cash in an amount equal to such holder’s Allowed Utility Subordinated Debt Claim.

(b)          Impairment and Voting:  The Utility Subordinated Debt Claims are Unimpaired, and the holders of Utility Subordinated Debt Claims are presumed to have accepted the Plan.

4.26          Class 10B – Utility Preferred Interests.

(a)            Treatment: On the Effective Date, all Utility Preferred Interests shall be Reinstated.

(b)          Impairment and Voting:  The Utility Preferred Interests are Unimpaired, and holders of Utility Preferred Interests are presumed to have accepted the Plan.

4.27          Class 11B – Utility Common Interests.

(a)            Treatment:  On the Effective Date, all Utility Common Interests shall be Reinstated.

(b)           Impairment and Voting:  The Utility Common Interests are Unimpaired, and the holders of Utility Common Interests are presumed to have accepted the Plan.

ARTICLE V.

Provisions Governing Distributions

5.1           Distributions Generally.  Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures the Disbursing Agent shall make all distributions to the appropriate holders of Allowed Claims, or such other persons designated by this Plan, in accordance with the terms of this Plan.

5.2           Plan Funding.  Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, distributions of Cash shall be funded from the proceeds of the Plan Funding or the Wildfire Insurance Proceeds as of the applicable date of such distribution as set forth herein.

5.3          No Postpetition or Default Interest on Claims.  Except as otherwise specifically provided for in this Plan or the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition and/or default interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.  Except as otherwise provided in the Plan, to the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

5.4          Date of Distributions.  Unless otherwise provided in this Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon as reasonably practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine appropriate.  Holders of Wildfire Claims subject to the Claims Resolution Procedures shall receive distributions in accordance with the applicable Claims Resolution Procedures.

5.5          Distribution Record Date.  Except as otherwise provided in the Wildfire Trust Agreements or the Claims Resolution Procedures, as of the close of business on the Distribution Record Date, the various lists of holders of Claims and Interests in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims or Interests after the Distribution Record Date.  None of the Debtors, the

Reorganized Debtors, or the Disbursing Agent shall have any obligation to recognize any transfer of a Claim or Interest occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, none of the Debtors, the Reorganized Debtors, or the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

5.6          Disbursing Agent.  Except as otherwise provided in the Plan or the Wildfire Trust Agreements, all distributions under this Plan shall be made by the Disbursing Agent, on behalf of the applicable Debtor, on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Debtors or the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Debtors or the Reorganized Debtors, as applicable, shall cooperate in good faith with the Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 5.15 of this Plan.  Wildfire Claims subject to the Channeling Injunction shall not be administered by the Disbursing Agent and shall instead be administered by the Wildfire Trusts.

5.7          Delivery of Distributions.

(a)          Except as otherwise provided in the Plan, the Wildfire Trust Agreements, or the Claims Resolution Procedures, the Disbursing Agent will make the applicable distribution under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at:  (i) the address of such holder on the books and records of the Debtors or their agents, (ii) the address in the most recent proof of claim filed by such holder, or (iii) the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such holder, at which time or as soon thereafter as reasonably practicable, such distribution shall be made to such holder without interest.

(b)          The Disbursing Agent, with the Funded Debt Trustees’ cooperation, shall make any distributions on account of the Allowed Funded Debt Claims.  The Funded Debt Trustees shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Disbursing Agent, the Debtors, or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Funded Debt Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.  The Reorganized Debtors shall reimburse the Funded Debt Trustees for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with actions explicitly requested by the Reorganized Debtors necessary for implementation of the Plan; provided, that, for the avoidance of doubt, nothing in the Plan or Confirmation Order shall be considered or construed as an explicit request by the Reorganized Debtors authorizing the incurrence of fees and expenses by the Funded Debt Trustees.

5.8          Unclaimed Property.  For distributions other than from the Wildfire Trusts, all distributions payable on account of Claims that are not deliverable, or have not responded to a request for information to make such delivery, and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns one year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

5.9          Satisfaction of Claims.  Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

5.10          Fractional Stock.  No fractional shares or Interests of New HoldCo Common Stock shall be distributed.  If any distributions of New HoldCo Common Stock pursuant to the Plan or the Plan Documents would result in the issuance of a fractional share or Interest of New HoldCo Common Stock, then the number of shares or Interests of New HoldCo Common Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share or Interest (with a half share or Interest or greater rounded up and less than a half share or Interest rounded down).  The total number of shares or Interests of New HoldCo Common Stock, as applicable, to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 5.10.  No consideration shall be provided in lieu of fractional shares or Interests that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share or Interest of New HoldCo Common Stock.  Any New HoldCo Common Stock that is not distributed in accordance with this Section 5.10 shall be returned to, and ownership thereof shall vest in, Reorganized HoldCo.

5.11          Manner of Payment under Plan.  Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by check, ACH, wire transfer, or any other method agreed between the Debtors or Reorganized Debtors and the holder of the Claim.

5.12          No Distribution in Excess of Amount of Allowed Claim. Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim, except to the extent that payment of postpetition interest on such Claim is specifically provided for by the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code.

5.13          Setoffs and Recoupments.  Each Debtor or Reorganized Debtor, as applicable, or such Entity’s successor or designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that any such entity or it successor or designee may possess against such holder.

5.14          Rights and Powers of Disbursing Agent.

(a)          The Disbursing Agent shall be empowered to:  (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)          To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

5.15          Withholding and Reporting Requirements.

(a)          In connection with this Plan and all distributions made hereunder, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)          Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any federal, state, local, or foreign taxing authority, including income, withholding, and other tax obligations, on account of such distribution.  The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)          The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

5.16          Credit for Distributions under Wildfire Assistance Program.  If a holder of an Allowed Wildfire Claim has received any distribution from the Wildfire Assistance Program, such distribution shall be credited against any distribution to be made on account of such holder’s Wildfire Claim under this Plan and in accordance with the terms of the Wildfire Trust Agreements.

ARTICLE VI.

Means for Implementation and Execution of the Plan

6.1          General Settlement of Claims and Interests.  The Plan shall be deemed a motion to approve a good-faith compromise and settlement pursuant to which the Debtors and the holders of Claims against and/or Interests in the Debtors settle all Claims, Interests, and Causes of Action pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  The Confirmation Order shall constitute the Court’s approval of the compromise, settlement, and release of all such Claims, Interests, and Causes of Action, as well as a finding by the Bankruptcy Court that all such compromises, settlements, and releases are mutual and bi-directional and are in the best interests of the Debtors, their estates, and the holders of Claims, Interests, and Causes of Action, and is fair, equitable, and reasonable.  Except as otherwise provided in the Wildfire Trust Agreements and the Claims Resolution Procedures, in accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors, may compromise and settle all Claims and Causes of Action against, and Interests in, the Debtors and their estates.  The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan.

6.2          Restructuring Transactions; Effectuating Documents.

(a)          Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or to obtain any of the Plan Funding (collectively, the “Restructuring Transactions”), including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or federal law, (iv) the execution and delivery of the Plan Documents, (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) such other transactions that are necessary or appropriate to implement the Plan in the most tax efficient manner, and (vii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)          Each officer, or member of the board of directors, of the Debtors is (and each officer, or member of the board of directors of the Reorganized Debtors shall be) authorized to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)          All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders of the Debtors or Reorganized Debtors.

6.3          Continued Corporate Existence.  Except as otherwise provided in this Plan (including pursuant to the Restructuring Transactions), the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized.  On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing:  (i) the legal name of a Reorganized Debtor to be changed; (ii) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (iii) Reorganized HoldCo to amend its charter so as to prevent the acquisition, sale, or other transaction of any class or classes of stock of Reorganized HoldCo, other than pursuant to the Plan, for the purpose of preserving the tax benefits of the Reorganized Debtors if such acquisition, sale, or other transaction would result in an increase in the amount stock of Reorganized HoldCo beneficially owned (as determined for applicable tax purposes) by any person or group of persons that owns, or as a result of such acquisition, sale, or other transaction would own, at least 4.75% of any class or classes of stock of Reorganized HoldCo.

6.4          The Subrogation Wildfire Trust.

(a)          On or before the Effective Date, the Subrogation Wildfire Trust shall be established by the Subrogation Wildfire Trustee and on the Effective Date or as soon as reasonably practicable thereafter, the Debtors shall fund the Subrogation Wildfire Trust as provided in Section 4.19(b) hereof.  In accordance with the Subrogation Wildfire Trust Agreement and the Subrogation Wildfire Trust Claims Distribution Procedures, each of which shall become effective as of the Effective Date, the Subrogation Wildfire Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay all Subrogation Wildfire Claims.  All Subrogation Wildfire Claims shall be channeled to the Subrogation Wildfire Trust and shall be subject to the Channeling Injunction.

(b)          Each trust comprising the Subrogation Wildfire Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Subrogation Wildfire Trust as  a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable. The Subrogation Wildfire Trustee and all holders of Subrogation Wildfire Claims shall report consistently with the foregoing.  The Subrogation Wildfire Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Subrogation Wildfire Trust and, in such capacity, the Subrogation Wildfire Trustee shall be responsible for filing all tax returns of the Subrogation Wildfire Trust and, out of the assets of the Subrogation Wildfire Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Subrogation Wildfire Trust (including any tax liability arising in connection with the distribution of trust assets), and shall be permitted to sell any assets of the Subrogation Wildfire Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(c)          Except as otherwise provided in the Subrogation Wildfire Trust Agreement, or the Subrogation Wildfire Claim Allocation Agreement, the Subrogation Wildfire Trustee will make the applicable distribution under the Subrogation Wildfire Trust Agreement and, subject to Bankruptcy Rule 2002, at:  (i) the address of such holder on the books and records of the Debtors or their agents; (ii) the address provided by such holder on its most recent proof of claim, or (iii) the address in any written notice of address change delivered to the Debtors prior to the Effective Date, or the Subrogation Wildfire Trustee after the Effective Date, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Subrogation Wildfire Trustee has been notified of the then-current address of such holder, at which time or as soon as reasonable practicable thereafter, such distribution shall be made to such holder without interest.

(d)          The Subrogation Wildfire Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Subrogation Wildfire Trust through the termination of the Subrogation Wildfire Trust.

6.5          Subrogation Wildfire Trustee

(a)          Powers and Duties of Trustee.  The powers and duties of the Subrogation Wildfire Trustee shall include, but shall not be limited to, those responsibilities vested in the Subrogation Wildfire Trustee pursuant to the terms of the Subrogation Trust Agreement, or as may be otherwise necessary and proper to (i) make distributions to holders of Subrogation Wildfire Claims in accordance with the terms of the Plan, Subrogation Trust Agreement, and Subrogation Wildfire Claim Allocation Agreement and (ii) carry out the provisions of the Plan relating to the Subrogation Wildfire Trust and the Subrogation Wildfire Claims.  The Trustee shall maintain good and sufficient books and records relating to each Subrogation Wildfire Claim, including the identity of the owner of each Subrogation Wildfire Claim and the amount and date of all Distributions made on account of each such Subrogation Wildfire Claim.

(b)          The Subrogation Wildfire Trustee shall cooperate fully with the Reorganized Debtors in connection with the preparation and filing by the Reorganized Debtors of any tax returns, claims for refunds, or other tax filings, and any tax proceedings, to the extent relating to any transfers to, distributions by, or the operations of the Subrogation Wildfire Trust.

6.6          Subrogation Trust Advisory Board

(a)          Appointment of Subrogation Trust Advisory Board.  The Subrogation Trust Advisory Board shall consist of three (3) initial members selected by holders of Subrogation Wildfire Claims in accordance with the Subrogation Trust Agreement and the Subrogation Wildfire Claim Allocation Agreement.

(b)          Powers and Duties of Subrogation Trust Advisory Board.  The Subrogation Trust Advisory Board shall, as and when requested by the Subrogation Wildfire Trustee, or as is otherwise either (i) required under the Plan, the Confirmation Order, the Subrogation Trust Agreement or (ii) contemplated by the Subrogation Wildfire Claim Allocation Agreement, consult with and advise the Subrogation Wildfire Trustee as to the administration and management of the Subrogation Wildfire Trust in accordance with the terms of this Plan, the Confirmation Order, and/or the Subrogation Trust Agreement.

(c)          The Subrogation Wildfire Trust Advisory Board shall be appointed on the Effective Date.  The rights and responsibilities of the Subrogation Wildfire Trust Advisory Board shall be set forth in the Subrogation Wildfire Trust Agreement.

6.7          The Other Wildfire Trust.

(a)          On or before the Effective Date, the Other Wildfire Trust shall be established.  In accordance with the Plan, the Confirmation Order, the Other Wildfire Trust Agreement and the Other Wildfire Claims Resolution Procedures, the Other Wildfire Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay all Other Wildfire Claims.  All Other Wildfire Claims shall be channeled to the Other Wildfire Trust and shall be subject to the Channeling Injunction.

(b)          Each trust comprising the Other Wildfire Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Other Wildfire Trust as  a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable. The Other Wildfire Trustee and all holders of Other Wildfire Claims shall report consistently with the foregoing.  The Other Wildfire Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Wildfire Trust and, in such capacity, the Other Wildfire Trustee shall be responsible for filing all tax returns of the Other Wildfire Trust and, out of the assets of the Other Wildfire Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Other Wildfire Trust (including any tax liability arising in connection with the distribution of trust assets), shall be permitted to sell any assets of the Other Wildfire Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

(c)           The Other Wildfire Trustee shall cooperate fully with the Reorganized Debtors in connection with the preparation and filing by the Reorganized Debtors of any tax returns, claims for refunds, or other tax filings, and any tax proceedings, to the extent relating to any transfers to, distributions by, or the operations of the Other Wildfire Trust.

(d)         The Other Wildfire Trust Advisory Board shall be appointed on the Effective Date.  The Other Wildfire Trust Advisory Board shall consist of members selected and appointed by the Debtors’ board of directors.  The rights and responsibilities of the Other Wildfire Trust Advisory Board shall be set forth in the Other Wildfire Trust Agreement.

(e)           On the Effective Date, the Other Wildfire Claims Resolution Procedures shall become effective.

(f)         Except as otherwise provided in the Other Wildfire Trust Agreement, or the Other Wildfire Claims Resolution Procedures, the Other Wildfire Trustee will make the applicable distribution under the Other Wildfire Trust Agreement and, subject to Bankruptcy Rule 2002, at:  (i) the address of such holder on the books and records of the Debtors or their agents; (ii) the address provided by such holder on its most recent proof of claim, or (iii) the address in any written notice of address change delivered to the Debtors prior to the Effective Date, or the Other Wildfire Trustee after the Effective Date, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Other Wildfire Trustee has been notified of the then-current address of such holder, at which time or as soon as reasonable practicable thereafter, such distribution shall be made to such holder without interest.

(g)          The Other Wildfire Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Other Wildfire Trust through the termination of the Other Wildfire Trust.

6.8          Public Entities Segregated Defense Fund.

(a)          On the Effective Date, the Reorganized Debtors shall fund the Public Entities Segregated Defense Fund in accordance with the terms of the Public Entities Plan Support Agreements.

(b)         The Public Entities Segregated Defense Fund shall be maintained by the Reorganized Debtors until the later of (i) the expiration of the applicable statute of limitations period for any and all Public Entities Third Party Claims and (ii) the conclusion of all litigation, including appeals, involving all Public Entities Third Party Claims.

6.9          Go-Forward Wildfire Fund.

(a)          On the Effective Date, the Debtors shall contribute, in accordance with the Wildfire Legislation (A.B. 1054), an initial contribution of approximately $4.8 billion and first annual contribution of approximately $193 million, to the Go-Forward Wildfire Fund in order to secure the participation of the Reorganized Debtors therein.

(b)          The Reorganized Debtors shall also be responsible for ongoing funding commitments to the Go-Forward Wildfire Fund as required by the terms thereof and the Wildfire Legislation (A.B. 1054).

6.10          Officers and Board of Directors.

(a)          On the Effective Date, (i) the New Board of HoldCo shall consist of the Chief Executive Officer and [●] other initial directors and (ii) the New Board of the Utility shall consist of the Chief Executive Officer and [●] other initial directors.  The New Board for HoldCo and the Utility will, among other things, satisfy the requirements of the Wildfire Legislation (A.B. 1054) and other applicable law, including with respect to directors having appropriate experience in safety, finance and utility operations.  The composition of the New Board shall be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)          Except as otherwise provided in the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.

(c)          Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the respective Reorganized Debtor on and after the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.

(d)          Commencing on the Effective Date, the directors of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.11         Management Incentive Plan.  On or after the Effective Date, the Management Incentive Plan may be established and implemented at the discretion of the New Board and in compliance with the Wildfire Legislation (A.B. 1054).

6.12          Cancellation of Existing Securities and Agreements.

(a)          Except for the purpose of enabling holders of Allowed Claims to receive a distribution under the Plan as provided herein and except as otherwise set forth in this Plan, the Plan Supplement or the Confirmation Order, on the Effective Date, all agreements, instruments, and other documents evidencing any prepetition Claim or and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect.  For the avoidance of doubt, in accordance with Sections 4.12, 4.13, 4.26, and 4.27 of the Plan, none of the HoldCo Common Interests, the HoldCo Other Interests, the Utility Preferred Interests, or the Utility Common Interests shall be cancelled pursuant to the Plan.  The holders of, or parties to, such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan.

(b)          The Funded Debt Trustees shall be released and discharged from all duties and responsibilities under the applicable Funded Debt Documents; provided, that notwithstanding the releases in Article X of the Plan, entry of the Confirmation Order or the occurrence of the Effective Date, each of the Funded Debt Documents or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect to the extent necessary to:  (i) enforce the rights, Claims, and interests of the Funded Debt Trustees thereto vis-a-vis any parties other than the Released Parties; (ii) allow the holders of Funded Debt Claims, as applicable, to receive distributions under the Plan, to the extent provided for under the Plan; (iii) appear to be heard in the Chapter 11 Cases or in any proceedings in this Court or any other court; (iv) preserve any rights of the Funded Debt Trustees to payment of fees, expenses, and indemnification obligations from or on any money or property to be distributed in respect of the Allowed Funded Debt Claims, solely to the extent provided in the Plan; and (v) enforce any obligation owed to the Funded Debt Trustees under the Plan.

6.13          Cancellation of Certain Existing Security Agreements.  Promptly following the payment in full or other satisfaction of an Allowed Other Secured Claim, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

6.14          Issuance of New HoldCo Common Stock.  On and after the Effective Date, Reorganized HoldCo is authorized to issue, or cause to be issued, the New HoldCo Common Stock in accordance with the Plan and the Plan Documents, all without the need for any further corporate, limited liability company, or shareholder action.  All of the New HoldCo Common Stock distributable under the Plan shall be duly authorized, validly issued, and fully paid and non-assessable.

6.15          Exit Financing.  On the Effective Date, the Exit Financing Documents shall be executed and delivered.  The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Exit Financing Documents and to consummate the Exit Financing without the need for any further corporate action and without further action by the holders of Claims or Interests.

6.16          Wildfire Victim Recovery Bonds or Other Securitized Bonds.

(a)          If the State of California enacts legislation authorizing the issuance of Wildfire Victim Recovery Bonds or other securitized bonds, this would provide a source of low cost financing for expediting payment and satisfaction of Wildfire Claims following estimation or settlement.

(b)          On or after the Effective Date, if authorized, the Wildfire Victim Recovery Bonds or other securitized bonds shall be issued on the terms set forth in the Plan, the Wildfire Victim Recovery Bonds Documents or other applicable bonds documents, and the Wildfire Victim Recovery Bonds Legislation or other legislation.

(c)          On or after the Effective Date, if authorized the Wildfire Victim Recovery Bonds Documents or other securitized bonds documents shall be executed and delivered.  The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Wildfire Victim Recovery Bonds Documents or other applicable bonds documents, without the need for any further corporate action and without further action by the holders of Claims or Interests.

6.17          Rights Offering.  If applicable, following approval by the Bankruptcy Court of the Rights Offering Procedures and, if the offer, issuance and distribution of Securities pursuant to the Rights Offering is to be registered under the Securities Act, effectiveness of an appropriate registration statement registering such offer, issuance and distribution under the Securities Act, the Debtors shall, if they determine to implement the same, commence and consummate the Rights Offering in accordance therewith.  New HoldCo Common Stock shall be issued to each Eligible Offeree that exercises its respective subscription rights pursuant to the Rights Offering Procedures and the Plan.  The consummation of the Rights Offering shall be conditioned on the occurrence of the Effective Date, and any other condition specified in the Backstop Commitment Letters.  Amounts held by the subscription agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts and no Eligible Offeree participating in the Rights Offering shall have any rights in New HoldCo Common Stock until the Rights Offering is consummated.

6.18          Securities Act Registrations or Exemptions.

(a)          The offer, issuance and distribution of the New HoldCo Common Stock, Wildfire Victim Recovery Bonds, other securitized bonds, Mandatory Convertible Preferred Stock and other Securities as provided hereunder may be exempt from registration under (i) the Securities Act of 1933 and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, pursuant to another available exemption from registration, such as section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, or pursuant to Article III of the Securities Act, or such offer, issuance and distribution may be registered under the Securities Act pursuant to an appropriate registration statement.  Any offer, issuance and distribution of Securities pursuant to any Backstop Commitment Letter may be exempt from registration pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

(b)          Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the New Organizational Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approval.

ARTICLE VII.

Procedures for Disputed Claims

7.1          Objections to Claims.  Except as otherwise provided herein, in the Claims Resolution Procedures, the Subrogation Claims RSA, and in the Wildfire Trust Agreements, the Reorganized Debtors shall be entitled to object to Claims.  The Subrogation Wildfire Trustee shall be entitled to object to Subrogation Wildfire Claims.  Any objections to Claims shall be served and filed on or before the later of (i) one-hundred and eighty (180) days after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown).

7.2          Resolution of Disputed Administrative Expense Claims and Disputed Claims.  Except as otherwise provided for in the Plan, in the Claims Resolution Procedures, the Subrogation Claims RSA, or in the Wildfire Trust Agreements, on and after the Effective Date, the

Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Administrative Expense Claims or Disputed Claims and to compromise, settle, or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court, other than with respect to any Professional Fee Claims.  On and after the Effective Date, the Subrogation Wildfire Trustee shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Subrogation Wildfire Claims without approval of the Bankruptcy Court.  Notwithstanding the foregoing, and for the avoidance of doubt, Subrogation Wildfire Claims and Other Wildfire Claims may only be compromised, settled, or resolved pursuant to the applicable Claims Resolution Procedures and Wildfire Trust Agreement.

7.3          Payments and Distributions with Respect to Disputed Claims.  Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim (including on account of the non-Disputed portion of such Claim) unless and until such Disputed Claim becomes an Allowed Claim.

7.4          Distributions After Allowance.  After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan.  Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

7.5          Disallowance of Claims.  Any Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.  Except as otherwise provided herein or by an order of the Bankruptcy Court, all proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, other than a claim for damages arising from the rejection of an executory contract or unexpired lease.

7.6          Estimation.  Except as otherwise provide in the Plan, in the Claims Resolution Procedures, and in the Wildfire Trust Agreements, or as ordered by the Bankruptcy Court in the Claims Estimation Proceedings, the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims) may determine, resolve and otherwise adjudicate all contingent Claims or unliquidated Claims in the Bankruptcy Court or such other court of the Debtors’, Reorganized Debtors’ or the Subrogation Wildfire Trustee’s choice having jurisdiction over the validity, nature or amount thereof.  The Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims) may at any time request that the Bankruptcy Court estimate any contingent Claims or unliquidated Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims) have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, during the pendency of any appeal relating to any such objection.  If the Bankruptcy Court estimates any contingent Claim or unliquidated Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors or the Reorganized Debtors (or the Subrogation Wildfire Trustee solely with respect to Disputed Subrogation Wildfire Claims) may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.  All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before twenty (20) calendar days after the date such Claim is estimated by the Bankruptcy Court.  Notwithstanding the foregoing, and for the avoidance of doubt, Subrogation Wildfire Claims and Other Wildfire Claims may only be compromised, settled, or resolved pursuant to terms of the applicable Wildfire Trust Agreement.

ARTICLE VIII.

Executory Contracts and Unexpired Leases

8.1          General Treatment.

(a)          As of, and subject to, the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Reorganized Debtors shall be deemed assumed, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as an executory contract or unexpired lease to be rejected on the Schedule of Rejected Contracts.

  Notwithstanding the foregoing, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all power purchase agreements, renewable energy power purchase agreements, and Community Choice Aggregation servicing agreements of the Debtors shall be deemed assumed.

(b)          Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in, and be fully enforceable by, the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment, or applicable law.

8.2          Determination of Cure Disputes and Deemed Consent.

(a)          Any monetary defaults under an assumed or assumed and assigned executory contract or unexpired lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.

(b)          At least fourteen (14) days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, assumption and cure notices to the applicable third parties.  Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors at least seven (7) days before the Confirmation Hearing.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Amount will be deemed to have assented to such assumption, assumption and assignment, or Cure Amount.  Notwithstanding anything herein to the contrary, in the event that any executory contract or unexpired lease is removed from the Schedule of Rejected Contracts after such fourteen (14)-day deadline, a cure notice with respect to such executory contract or unexpired lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such executory contract or unexpired lease can be assumed or assumed and assigned, as applicable.

(c)          In the event of an unresolved dispute regarding (i) any Cure Amount, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (iii) any other matter pertaining to assumption, assumption and assignment, or the Cure Amounts required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order (which order may be the Confirmation Order).

(d)          If the Bankruptcy Court makes a determination regarding any of the matters set forth in Section 8.2(c) above with respect to any executory contract or unexpired lease is greater than the amount set forth in the applicable cure notice, as set forth in Section 8.8(a) below, the Debtors or Reorganized Debtors, as applicable, shall have the right to alter the treatment of such executory contract or unexpired lease, including, without limitation, to add such executory contract or unexpired lease to the Schedule of Rejected Contracts, in which case such executory contract or unexpired lease shall be deemed rejected as of the Effective Date.

(e)          Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims and Causes of Action against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including those arising under sections 503(b)(9) or 546(c) of the Bankruptcy Code, defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired lease.  Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

8.3           Rejection Damages Claims.  In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts or order of the Bankruptcy Court.  The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

8.4         Survival of the Debtors’ Indemnification Obligations.  Any and all obligations of the Debtors pursuant to their corporate charters, agreements, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents (including all Indemnification Obligations) to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall remain in full force and effect to the maximum extent permitted by applicable law and shall not be discharged, impaired, or otherwise affected by this Plan.  All such obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.  Any Claim based on the Debtors’ obligations in this Section 8.4 herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code or otherwise.

8.5          Assumption of Employee Benefit Plans.  On the Effective Date, all Employee Benefit Plans are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

8.6            Collective Bargaining Agreements.

(a)           On or prior to the Effective Date, and subject to the occurrence of the Effective Date, the Reorganized Debtors shall assume the Collective Bargaining Agreements.

8.7           Insurance Policies.

(a)          All Insurance Policies (including all D&O Liability Insurance Policies and tail coverage liability insurance) to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtors or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.

8.8          Reservation of Rights.

(a)          The Debtors may amend the Schedule of Rejected Contracts and any cure notice until the later of (i) through 4:00 p.m. (Pacific Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing or (ii) if Section 8.2(d) is applicable, the Business Day seven (7) Business Days following the determination by the Bankruptcy Court, in order to add, delete, or reclassify any executory contract or unexpired lease; provided, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to 4:00 p.m. (Pacific Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

(b)          Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan or in the Plan Documents, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(c)          Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(d)          Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

8.9          Modifications, Amendments, Supplements, Restatements, or Other Agreements.  Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

ARTICLE IX.

Effectiveness of the Plan

9.1          Conditions Precedent to Confirmation of the Plan.  The following are conditions precedent to confirmation of the Plan:

(a)          The Disclosure Statement Order has been entered by the Bankruptcy Court;

(b)          The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors;

(c)          The Debtors have received the CPUC Approval;

(d)          The Subrogation Claims RSA shall be in full force and effect; and

(e)          The Backstop Commitment Letters, if necessary for the Plan Funding, shall be in full force and effect and binding on all parties thereto, and shall not have been terminated by the parties thereto.

9.2          Conditions Precedent to the Effective Date.  The following are conditions precedent to the Effective Date of the Plan:

(a)          The Confirmation Order shall have been entered by the Bankruptcy Court no later than the June 30, 2020 date set forth in section 3292(b) of the Wildfire Legislation (A.B. 1054) or any extension of such date;

(b)          The Subrogation Claims RSA shall be in full force and effect;

(c)          The Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect;

(d)          The Debtors shall have implemented all transactions contemplated by this Plan;

(e)          All documents and agreements necessary to consummate the Plan shall have been effected or executed;

(f)          The Debtors shall have elected, and received Bankruptcy Court approval to, participate in and fund the Go-Forward Wildfire Fund;

(g)          The Debtors shall have obtained the Plan Funding;

(h)          The Debtors shall have received all authorizations, consents, legal and regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement and consummate the Plan and the Plan Funding and that are required by law, regulation, or order;

(i)          The CPUC Approval remains in full force and effect;

(j)          The Debtors’ aggregate liability with respect to Other Wildfire Claims as determined pursuant to the Other Wildfire Claims Estimation Proceeding shall not exceed the Other Wildfire Claims Cap;

(k)          The Wildfire Trusts shall have been established and Trustees for each appointed; and

(l)          The Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section 12.6 of the Plan.

It shall not be a condition to the occurrence of the Effective Date that Wildfire Victim Recovery Bonds shall be available for the Plan Funding or that Wildfire Victim Recovery Bonds Legislation shall have been enacted.

9.3          Satisfaction of Conditions.  Except as otherwise provided herein, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.  If the Debtors determine that any of the conditions precedent set forth in Sections 9.1 or 9.2 hereof cannot be satisfied and the occurrence of such conditions is not waived pursuant to Section 9.4, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

9.4          Waiver of Conditions.  The conditions set forth in Sections 9.1 or 9.2 may be waived or modified only by the Debtors, with the consent of the Backstop Parties holding a majority of the Aggregate Backstop Commitment Amount (such consent not to be unreasonably withheld, conditioned or delayed), and for Sections 9.1(d) and 9.2(b) only, the Requisite Consenting Creditors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

9.5           Effect of Non-Occurrence of Effective Date.  If the Effective Date does not occur on or before December 31, 2020, then:  (a) the Plan will be null and void in all respects; and (b) nothing contained in the Plan or the Disclosure Statement shall:  (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE X.

Effect of Confirmation

10.1          Binding Effect.  Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2        Vesting of Assets.  Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets and property of the Debtors shall vest in the Reorganized Debtors, as applicable, free and clear of all Claims, Liens, charges, and other interests, except as otherwise provided herein.  The Reorganized Debtors may operate their businesses and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided herein.

10.3        Release and Discharge of Debtors.  Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or Interest in the Debtors.

10.4          Term of Injunctions or Stays.  Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.  The Trading Order shall remain enforceable as to transfers through the Effective Date with respect to those persons having “beneficial ownership” of “PG&E Stock” (as such terms are defined in Trading Order).  Accordingly, the Trading Order has no applicability or effect with respect to the trading of stock of Reorganized HoldCo after the Effective Date.

10.5          Injunction Against Interference with Plan.  Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, that nothing herein or in the Confirmation Order shall preclude, limit, restrict or prohibit any party in interest from seeking to enforce the terms of the Plan, the Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan.

10.6          Injunction.

(a)          Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Persons who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Persons who have held, hold, or may hold Claims against a Debtor or an estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan, the Confirmation Order, or any other agreement or instrument entered into or effectuated in connection with the consummation of the Plan; provided further that this Section 10.6 shall not apply to holders of Ghost Ship Fire Claims or Workers’ Compensation Claims.

(b)          By accepting distributions pursuant to this Plan, each holder of an Allowed Claim will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, the injunctions set forth in this Section.

10.7          Channeling Injunction.

(a)          The sole source of recovery for holders of Subrogation Wildfire Claims and Other Wildfire Claims shall be from the Subrogation Wildfire Trust and the Other Wildfire Trust, as applicable.  The holders of such Claims shall have no recourse to or Claims whatsoever against the Reorganized Debtors or their assets and properties.  Consistent with the foregoing all Persons that have held or asserted, or that hold or assert any Subrogation Wildfire Claim or Other Wildfire Claim shall be permanently and forever stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery from any Reorganized Debtor or its assets and properties with respect to any Wildfire Claims, including all of the following actions:

(i)          commencing, conducting, or continuing, in any manner, whether directly or indirectly, any suit, action, or other proceeding of any kind in any forum with respect to any such Wildfire Claim, against or affecting any Reorganized Debtor, or any property or interests in property of any Reorganized Debtor with respect to any such Wildfire Claim;

(ii)          enforcing, levying, attaching, collecting or otherwise recovering, by any manner or means, or in any manner, either directly or indirectly, any judgment, award, decree or other order against any Reorganized Debtor or against the property of any Reorganized Debtor with respect to any such Wildfire Claim;

(iii)        creating, perfecting, or enforcing in any manner, whether directly or indirectly, any Lien of any kind against any Reorganized Debtor or the property of any Reorganized Debtor with respect to any such Wildfire Claims;

(iv)        asserting or accomplishing any setoff, right of subrogation, indemnity, contribution, or recoupment of any kind, whether directly or indirectly, against any obligation due to any Reorganized Debtor or against the property of any Reorganized Debtor with respect to any such Wildfire Claim; and

(v)          taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan Documents, with respect to any such Wildfire Claim.

(b)              Reservations.  Notwithstanding anything to the contrary in this Section 10.7 of the Plan, this Channeling Injunction shall not enjoin:

(i)            the rights of holders of Subrogation Wildfire Claims and Other Wildfire Claims to the treatment afforded them under the Plan, including the right to assert such Claims in accordance with the applicable Wildfire Trust Agreements solely against the applicable Wildfire Trust whether or not there are funds to pay such Wildfire Claims; and

(ii)            the Wildfire Trusts from enforcing their rights under the Wildfire Trust Agreements.

(c)          Modifications.  There can be no modification, dissolution, or termination of the Channeling Injunction, which shall be a permanent injunction.

(d)           No Limitation on Channeling Injunction.  Nothing in the Plan, the Confirmation Order, or the Wildfire Trust Agreements shall be construed in any way to limit the scope, enforceability, or effectiveness of the Channeling Injunction provided for herein and in the Confirmation Order.

(e)           Bankruptcy Rule 3016 Compliance.  The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

10.8        Exculpation.  Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim

(including, but not limited to, any claim for breach of any fiduciary duty or any similar duty) in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the Plan Funding, the DIP Facilities, the Disclosure Statement, the Plan, the Restructuring Transactions, the Wildfire Trusts (including the Plan Documents, the Claims Resolution Procedures and the Wildfire Trust Agreements), or any agreement, transaction, or document related to any of the foregoing, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees; the issuance of Securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distributions pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9          Releases.

(a)          Releases by the Debtors.  As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Debtors, the Reorganized Debtors, and the Debtors’ estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Entities who may purport to assert any Cause of Action derivatively, by or through the foregoing Entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ estates, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or the  Debtors’ estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Wildfires, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreements, the Backstop Commitment Letters, the Subrogation Claims RSA, the negotiation, formulation, or preparation of the Disclosure Statement and this Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters and the Subrogation Claims RSA), the solicitation of votes with respect to this Plan, any membership (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.

(b)          Releases by Holders of Claims and Interests.  As of and subject to the occurrence of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties, are deemed forever released and discharged, to the maximum extent permitted by law and unless barred by law, by the Releasing Parties from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, and any claims for breach of any fiduciary duty (or any similar duty), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates (to the extent such affiliates can be bound) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Wildfires, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the DIP Facilities, the Plan Funding, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Public Entities Plan Support Agreement, the Backstop Commitment Letters, the Subrogation Claims RSA, the negotiation, formulation, or preparation of the Disclosure Statement, the Plan and related agreements, instruments, and other documents (including the Plan Documents, the Claims Resolution Procedures, the Wildfire Trust Agreements, Public Entities Plan Support Agreements, the Backstop Commitment Letters, and the Subrogation Claims RSA), the solicitation of votes with respect to the Plan, any membership in (including, but not limited to, on an ex officio basis), participation in, or involvement with the Statutory Committees, or any other act or omission, transaction, agreement, event, or other occurrence, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  Notwithstanding the above, the holders of Ghost Ship Fire Claims and Workers’ Compensation Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan.

(c)          Release of Liens.  Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the Exit Financing Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors.

(d)          Waiver of Statutory Limitations on Releases.  Each releasing party in each of the releases contained in the Plan (including under Article X of the Plan) expressly acknowledges that although ordinarily a general release may not extend to claims which the releasing party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each releasing party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each releasing party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the released party, including the provisions of California Civil Code section 1542.  The releases contained in this Article X of the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

(e)          Injunction Related to Releases and Exculpation.  The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.  Notwithstanding the above, the holders of Ghost Ship Fire Claims and Workers’ Compensation Claims retain the right to assert such Claims against the Reorganized Debtors in accordance with the terms of the Plan.

10.10       Subordination.  The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim (other than any DIP Facility Claims) or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11          Retention of Causes of Action/Reservation of Rights.

(a)          Except as otherwise provided in Section 10.9 hereof, nothing herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including (i) any and all Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtors’ estates.

(b)          Nothing herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

(c)          The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors in accordance with the terms hereof.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

10.12        Preservation of Causes of Action.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized

Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein.

10.13        Special Provisions for Governmental Units.  Solely with respect to Governmental Units, nothing herein shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code.  Further, nothing herein, including Sections 10.8 and 10.9 hereof, shall discharge, release, enjoin, or otherwise bar (a) any liability of the Debtors or the Reorganized Debtors to a Governmental Unit arising on or after the Confirmation Date with respect to events occurring on or after the Confirmation Date, (b) any liability to a Governmental Unit that is not a Claim, (c) any valid right of setoff or recoupment of a Governmental Unit, (d) any police or regulatory action by a Governmental Unit, (e) any environmental liability to a Governmental Unit that the Debtors, the Reorganized Debtors, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, or (f) any liability to a Governmental Unit on the part of any Persons or Entities other than the Debtors or the Reorganized Debtors, provided, that nothing in this Section 10.13 shall affect the Debtors’ releases in Section 10.9 hereof, nor shall anything herein enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any of the matters described in clauses (a) through (f) above.

10.14       Document Retention.  On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with the Debtors’ standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

10.15      Solicitation of Plan.  As of and subject to the occurrence of the Confirmation Date:  (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, restructuring advisors, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

ARTICLE XI.

Retention of Jurisdiction

11.1          Jurisdiction of Bankruptcy Court.  On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)      To hear and determine motions for and any disputes involving the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom, including the determination of any Cure Amount;

(b)      To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced before or after the Confirmation Date, including, any proceeding with respect to a Cause of Action or Avoidance Action;

(c)       To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)       To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claims;

(e)       To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)      To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order, judgment or ruling of the Bankruptcy Court, including enforcement of the releases, exculpations, and the Channeling Injunction;

(g)      To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code and to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)      To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)      To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated herein, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)        To hear and determine disputes arising in connection with Disputed Claims;

(k)      To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(l)        To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(m)      To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)      To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(o)       To enforce all orders previously entered by the Bankruptcy Court;

(p)       To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(q)     To resolve any disputes concerning whether a Person or entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(r)       To determine any other matters or adjudicate any disputes that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any document related to the foregoing; provided, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

(s)       To hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(t)        To hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or any federal or state statute or legal theory;

(u)       To hear and determine any dispute involving the Wildfire Trusts, including but not limited to the interpretation of the Wildfire Trust Agreements;

(v)       To hear any other matter not inconsistent with the Bankruptcy Code; and

(w)      To enter a final decree closing the Chapter 11 Cases.

To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the forgoing matters, the reference to the “Bankruptcy Court” in this Article XI shall be deemed to be replaced by the “District Court.”  Nothing in this Article XI shall expand the exclusive jurisdiction of the Bankruptcy Court beyond that provided by applicable law.

ARTICLE XII.

Miscellaneous Provisions

12.1       Dissolution of Statutory Committees.  On the Effective Date, the Statutory Committees shall dissolve, the current and former members of the Statutory Committees, including any ex officio members, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, except for the limited purpose of prosecuting (i) requests for allowances of compensation and reimbursement of expenses incurred prior to the Effective Date or (ii) any appeals of the Confirmation Order.

12.2         Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3        Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of any Security or property hereunder or in connection with the transactions contemplated hereby, the creation, filing, or recording of any mortgage, deed of trust, or other security interest, the making, assignment, filing, or recording of any lease or sublease, or the making or delivery of any deed, bill of sale, or other instrument of transfer under, in furtherance of, or in connection with the Plan, or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated herein, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing a stamp tax or similar tax, to the maximum extent provided by section 1146(a) of the Bankruptcy Code.  To the maximum extent provided by section 1146(a) of the Bankruptcy Code and applicable nonbankruptcy law, the Restructuring Transactions shall not be taxed under any law imposing a stamp tax or similar tax.

12.4        Expedited Tax Determination.  The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtors or the Reorganized Debtors for all taxable periods of the Debtors through the Effective Date.

12.5        Payment of Statutory Fees.  On the Effective Date, and thereafter as may be required, each of the Debtors shall pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, until the earliest to occur of the entry of (i) a final decree closing such Debtor’s Chapter 11 Case, (ii) a Final Order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) a Final Order dismissing such Debtor’s Chapter 11 Case.

12.6        Plan Modifications and Amendments.  The Plan may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct, so long as such action does not materially and adversely affect the treatment of holders of Claims or Interests hereunder.  The Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as so amended, modified, or supplemented.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

12.7        Revocation or Withdrawal of Plan. The Debtors may revoke, withdraw, or delay consideration of the Plan prior to the Confirmation Date, either entirely or with respect to one or more of the Debtors, and to file subsequent amended plans of reorganization.  If the Plan is revoked, withdrawn, or delayed with respect to fewer than all of the Debtors, such revocation, withdrawal, or delay shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn, or delayed.  If the Debtors revoke the Plan in its entirety, the Plan shall be deemed null and void.  In such event, nothing herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors.

12.8       Courts of Competent Jurisdiction.  If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

12.9       Severability.  If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, in each case at the election and request of the Debtors may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except in accordance with the terms of the Plan; and (c) nonseverable and mutually dependent.

12.10      Governing Law.  Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a schedule hereto, or a schedule in the Plan Supplement expressly provides otherwise, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

12.11       Schedules and Exhibits.  The schedules and exhibits to the Plan and the Plan Supplement are incorporated into, and are part of, the Plan as if set forth herein.

12.12      Successors and Assigns.  All the rights, benefits, and obligations of any Person named or referred to herein shall be binding on, and inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such Person.

12.13      Time.  In computing any period of time prescribed or allowed herein, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.14       Notices.  To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors, to: PG&E Corporation and Pacific Gas and Electric Company 77 Beale Street San Francisco, CA 94105 Attn: Janet Loduca, Senior Vice President and General Counsel E-mail: J1Lc@pge.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn: Stephen Karotkin, Ray C. Schrock, Jessica Liou and Matthew Goren
Telephone: (212) 310-8000
E-mail:  stephen.karotkin@weil.com, ray.schrock@weil.com, jessica.liou@weil.com, matthew.goren@weil.com

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attn:  Kevin J. Orsini, Paul H. Zumbro
Telephone: (212) 474-1000
Email: korsini@cravath.com,
pzumbro@cravath.com

Keller & Benvenutti LLP
650 California Street, Suite 1900

San Francisco, CA 94108
Attn: Tobias S. Keller, Peter J. Benvenutti, and Jane Kim
Telephone: (415) 796 0709
Email: tkeller@kellerbenvenutti.com,
pbenvenutti@kellerbenvenutti.com,
jkim@kellerbenvenutti.com.

If to the Creditors Committee: Milbank LLP 55 Hudson Yards New York, New York 10001-2163 Attn: Dennis F. Dunne Telephone: (212) 530-5000 Email: ddunne@milbank.com	Milbank LLP 2029 Century Park East, 33rd Floor Los Angeles, CA US 90067-3019 Attn: Thomas A. Kreller Telephone: (424) 386-4000 Email: tkreller@milbank.com
If to the Tort Claimants Committee:

Baker & Hostetler LLP
1160 Battery Street, Suite 100
San Francisco, CA 94111
Attn: Robert Julian and Cecily A. Dumas
Telephone: (628) 208 6434
Email: rjulian@bakerlaw.com and cdumas@bakerlaw.com

Baker & Hostetler LLP
11601 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90025
Attn: Eric E. Sagerman and Lauren T. Attard
Telephone (310) 820 8800
Email: esagerman@bakerlaw.com, lattard@bakerlaw.com

If to the U.S. Trustee:

United States Department of Justice
Office of the U.S. Trustee
450 Golden Gate Avenue, Suite 05-0153
San Francisco, CA 94102
Attn: Andrew R. Vara and Timothy S. Laffredi
Telephone: (415) 705-3333
Email: Andrew.R.Vara@usdoj.gov and
Timothy.S.Laffredi@usdoj.gov

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

2

12.15          Reservation of Rights.  Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	September 9, 2019
San Francisco, California

Respectfully submitted,

PG&E CORPORATION

By:
Name: Jason P. Wells
Title: Executive Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

By:
Name: David S. Thomason
Title: Vice President, Chief Financial Officer and Controller

Exhibit A

Mandatory Convertible Preferred Stock Term Sheet1

Term Sheet for
5.00% Mandatory Convertible Preferred Stock

Issuer:	PG&E Corporation (“PG&E”)

Title of Securities:	5.00% Mandatory Convertible Preferred Stock of PG&E (the “Mandatory Convertible Preferred Stock”)

Shares of Mandatory Convertible Preferred Stock Offered by PG&E:	Up to [●] shares

Offering Price:	$1,000 per share of the Mandatory Convertible Preferred Stock

Issue Date:	The Effective Date of the Plan

Liquidation Preference:	$1,000 per share

Dividends:
5.00% of the Liquidation Preference of $1,000 per share of the Mandatory Convertible Preferred Stock per year (equivalent to $50 per annum per share), when, as and if declared by the Board, payable in cash or, by delivery of additional shares of Mandatory Convertible Preferred Stock or any combination of cash and shares of Mandatory Convertible Preferred Stock, as determined by PG&E in its sole discretion

Floor Price:	100% of the Initial Price, subject to standard anti-dilution adjustments

Dividend Payment Dates:	If declared, January 1, April 1, July 1 and October 1 of each year, commencing on (TBD)

Dividend Record Dates:	The March 15, June 15, September 15 and December 15 immediately preceding the next dividend payment date

Redemption:	The Mandatory Convertible Preferred Stock will be redeemable on terms and conditions to be determined

Initial Price:
A per share price equal to (a) the greater of (i) an Implied P/E Multiple of 13.5 or (ii) the Implied P/E Multiple of a Permitted Equity Offering, times (b) the Normalized Estimated Net Income as of the Determination Date, divided by (c) the number of fully diluted shares of PG&E (calculated using the treasury stock method) that will be outstanding as of the Effective Date.

__________________________
1 Capitalized terms used but not otherwise herein defined shall have the meanings ascribed to such terms in the Backstop Commitment Letters.

Threshold Appreciation Price:	110% of the Initial Price, subject to standard ant-dilution adjustments

Mandatory Conversion Date:	1/8th of the Mandatory Convertible Preferred Stock will convert into PG&E common stock 90, 180, 270, 360, 450, 540, 630, and 720 days from Issue Date

Conversion Rate:
Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than [●] shares of PG&E common stock (the “Maximum Conversion Rate”) and not less than [●] shares of PG&E common stock (the “Minimum Conversion Rate”), depending on the Applicable Market Value of the PG&E common stock subject to standard anti-dilution adjustments.  The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock (in each case, subject to standard anti-dilution adjustments):

Applicable Market Value of the PG&E Common Stock	Conversion rate (number of shares of PG&E Common Stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)

Greater than 110% of the Initial Price (which is the Threshold Appreciation Price)	[●] shares (approximately equal to $1,000 divided by the Threshold Appreciation Price)

Equal to or less than the Threshold Appreciation Price but greater than or equal to the Floor Price	Between [●] and [●] shares, determined by dividing $1,000 by the Applicable Market Value of the PG&E common stock

Less than the Floor Price	[●] shares (approximately equal to $1,000 divided by the Floor Price)

Applicable Market Value:	The “Applicable Market Value” shall be the 10-trading day VWAP immediately preceding the applicable Mandatory Conversion Date

Conversion at the Option of the Holder:
At any time prior to final Mandatory Conversion Date, holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of PG&E common stock at the Minimum Conversion Rate of shares of PG&E common stock per share of the Mandatory Convertible Preferred Stock. This Minimum Conversion Rate is subject to standard anti-dilution adjustments.

Limitation on Ownership
No holder, together with persons who have a formal or informal understanding with such assignee to make a coordinated acquisition of stock, shall acquire beneficial ownership (within the meaning of Section 382 and the Treasury Regulations) of more than 4.75% of the outstanding Mandatory Convertible Preferred Stock without the prior written consent of PG&E.

Exhibit B

Wildfires

1. Butte Fire (2015)

2. North Bay Wildfires (2017):

a.	LaPorte

b.	McCourtney

c.	Lobo

d.	Honey

e.	Redwood / Potter Valley

f.	Sulphur

g.	Cherokee

h.	37

i.	Blue

j.	Pocket

k.	Atlas

l.	Cascade

m.	Nuns

n.	Adobe

o.	Norrbom

p.	Pressley

q.	Partrick

r.	Pythian / Oakmont

s.	Maacama

t.	Tubbs

u.	Point

v.	Sullivan

3. Camp Fire (2018)

Exhibit C

Transfer Agreement

TRANSFER AGREEMENT

The undersigned (together with its affiliates, the “Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                          2019 (the “Agreement”),1 by and among the Company and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Consenting Creditors (the “Transferor”), (c) agrees to abide by and join any allocation agreement previously entered into by and among the Consenting Creditors, and (d) hereby irrevocably agrees that it and its affiliates shall be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and it and its affiliates shall be deemed a Consenting Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the Agreement, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

TRANSFEREE

By:
Name:
Title:

Subrogation Claims:

$

Notice Address:

Attn:
Fax:
Email:

_____________________
1 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

Exhibit D

Joinder

JOINDER

The undersigned (together with its affiliates, the “Joining Party”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                          2019 (the “Agreement”),1 by and among the Company and each of the Consenting Creditors party thereto, (b) desires to join and hereby irrevocably agrees that it and its affiliates shall be bound by the terms and conditions of the Agreement in all respects, and it and its affiliates shall be deemed a Consenting Creditor for all purposes under the Agreement, and (c) agrees to abide by and join any allocation agreement previously entered into by and among the Consenting Creditors.

JOINING PARTY

By:
Name:
Title:

Subrogation Claims:

$

Notice Address:

Attn:
Fax:
Email:

_____________________
1 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.